Exhibit 10.15

[This Entire Exhibit 10.15 Translated from Hebrew]

Science Park – Kiryat Weizmann

Lease Agreement

Unprotected Lease Agreement

That was written and signed in Jerusalem on the 29th day in the month of December, 2015

By and between

1.	Africa Israel Properties Ltd., co. no. 51- 056018-8 (25.3%)

4 Hahoresh Blvd. Yehud

2.	Ef- Shar Ltd. co. no. 51- 079961-2

4 Hahoresh Blvd. Yehud

3.	Weizmann Institute of Science co. no. 52- 001685-8 (hereinafter the “Institute”) (40%)

At Weizmann Institute of Science, Properties and Development (Mul Nof) Ltd.

Sagan House, Weizmann Institute of Science, 234 Herzl St. Rehovot

By Africa Israel Properties Ltd. and/or Ef-Shar Ltd. (hereinafter “Africa Israel”)

By virtue of a power of attorney signed by the Institute on the 26th of October 2015

(jointly, as opposed to – “jointly and severally” – the “Landlord”)

Of the first part

And

Chiasma (Israel) Ltd., co. no. 51- 310402-6

10 Hartom St., Har-Hotzvim, Jerusalem

(hereinafter the “Tenant”)

Of the second part;

And whereas	the Landlord has rights in the Leased Property as defined hereafter, according to which it is entitled to lease the Leased Property to the Tenant;

And whereas	the Tenant wishes to lease the Leased Property from the Landlord by unprotected tenancy;

And whereas	the Landlord agrees to lease the Leased Property to the Tenant by unprotected tenancy all as set forth and in accordance with all the provisions of this agreement;

And whereas	the parties wish to define, arrange and stipulate in writing the rights and obligations with respect to the lease of the Leased Property, all as set forth in this unprotected lease agreement hereafter, and its appendixes;

Therefore it was declared stipulated and agreed by and between the parties as follows:

1.	The preamble above is an integral part of this agreement.

2.	Interpretation

2.1.	The following terms shall have the meaning set forth at their side in other words:

The “Park”	An area of land in Ness Ziona that is known as the “Science Park” – Kiriyat Weizmann”.

The “Structure” or the “Building”	The building in the park in which the Leased Property shall be located/ is located as set forth in the addendum, and as marked in a red frame on appendix “B”.

The “Leased Property”	Part of the structure and all of it affixtures that are marked in green on appendix “C” and as set forth in the addendum.

The “Area of the Leased Property”	As set forth in the addendum.

The “Public Areas”	Unless otherwise mentioned – all the areas on the building including all the structures, the additions and the changes that shall be added to it from time to time and roofs, basements, passageways, entries and exists, service areas and rooms and/or service hallways, service rooms, technical areas such as electricity rooms, air conditioning and systems, unloading and uploading areas, elevators, steps and any other area in the areas of the building that is intended to serve and/or that actually serves the public and protected areas all except for those same areas that are intended for lease and/or sale.

The “Addendum”	The addendum of this agreement marked as appendix “A”.

“Control”	Holding 51% at least of the shares and rights of any type and kind in the corporation, including the right to appoint 51% at least of the managers and the right to appoint the CEO.

2.2.	It is agreed by the parties that any change in this contract that shall be made by the parties in reference to the description of the Leased Property, the lease period, the rent and the manner of their payment or in any other matter, can be made and it shall be valid only if it shall be made in writing and signed by all parties to this agreement.

2.3.	The titles of the sections of this agreement do not constitute part of this agreement and they should not be considered for the purpose of its interpretation.

2.4.	The appendixes in this agreement constitute an integral part of it.

2.5.	The provisions of this agreement exclusively contain everything agreed between the parties and no negotiations prior to its signature or that took place simultaneously with its signature, and any representations, declarations, undertakings or agreements prior or that were a condition to the signing of this agreement, shall not be considered, and they are all hereby null and void. Verbal statements and notifications of managers, officers, and employees of the Landlord do not bind the Landlord, and the Landlord shall be only bound by a document legally signed by its authorized signatories.

2.6.	If the Tenant includes a number of individuals, they shall be jointly and severally bound by all of the Tenant’s obligations according to this agreement and according to all documents and relays signed by the Tenant that were made by virtue of its provisions.

3.	The Delivery

The Leased Property shall be delivered to the Tenant on the date stipulated in the addendum (hereinafter the “Delivery Date”) AS IS, and the lease period shall begin on the same day whether the Tenant appeared for receiving the Leased Property at the delivery date or not. It is clarified that connecting electricity to the Leased Property which shall be supplied by the Landlord shall be up to 0.25 ampere for each gross square meter of the areas of the Leased Property, and only this amount. It is clarified that any cost that shall be involved in connecting the electricity in an amount that exceeds the aforesaid shall apply to the Tenant in full and the Tenant shall pay it to the Landlord and/or to the authorized authority immediately upon the Landlord’s and/or the authorized authority’s first demand – respectively.

For the sake of avoiding doubt it is hereby clarified and agreed that the Tenant’s failure to appear at the delivery date for accepting the Leased Property shall not derogate from any of the Tenant’s obligations according to this agreement.

4.	The Lease and its Term

4.1.	The Landlord hereby leases the Leased Property to the Tenant and the Tenant hereby leases the Leased Property from the Landlord for the period as set forth in the addendum (hereinafter: the “Lease Period”) starting from the delivery date. The Tenant shall have the option to extend the lease period if it was such determined in an addendum.

4.2.	The Tenant shall not be entitled to terminate the lease before the end of the lease period. Stopping use of the Leased Property and/or vacating the Leased Property by the Tenant before the end of the lease period shall not release the Tenant from his undertakings according to this agreement, including, but without derogating from the generality of the aforesaid – the Tenant’s undertaking to pay to the rent to the Landlord or the service fees (as defined hereafter).

4.3.	The lease according to this agreement is a Net Lease and the Tenant shall be required to pay all the payments for the Leased Property for the lease period, whether they apply to the owners, whether they apply to possessors, whether they are imposed at the time of signing this agreement, or whether they shall be imposed in the future.

4.4.	The provisions of this section constitute material terms of this agreement and their breach shall constitute a material breach of the agreement.

5.	Familiarity with the Leased Property

The Tenant declares that he has visited the park, the building and the Leased Property, he has seen and inspected them and their surroundings, he is aware and knows all of the plans and all the details related to them, which can affect him entering into this agreement and he has found everything to be suitable from all aspects to his purposes, and subject to the delivery of the Leased Property to his possession in accordance with the provisions of this agreement he waives any claim of unsuitability and any other claim that refers to the park, to the structure, to the Leased Property, to the possibilities of using them and to him entering into this agreement.

For the sake of avoiding doubt the Tenant hereby declares that he accepts the Leased Property AS IS, without any repair and/or change and he confirms that the Leased Property in its current condition indeed suits him from all aspects and that he will not demand and shall not be entitled to demand from the Landlord any repair and/or change in the Leased Property.

6.	The Purpose of the Lease

6.1.	The Tenant undertakes not to use the Leased Property for any other purpose in any manner except for the purpose of the lease as set forth in the addendum.

6.2.	The Landlord undertakes to operate his business in the Leased Property for the purpose of the lease only without any deviation from the purpose of the lease. Any change or expansion of the purpose of the lease are subject to receiving the prior written consent of the Landlord, which shall be entitled not to agree to any change or expansion as mentioned, for any reason according to the Landlord’s discretion.

6.3.	The Tenant declares and undertakes that he has the knowhow, experience and the ability to operate his business as set forth in the purpose of the lase. The Tenant shall make every effort, using all the resources available to him, for the success of his business in the Leased Property.

6.4.	The provisions of this section constitute a material term of this agreement and their breach shall constitute a material breach of this agreement.

7.	The Rent

7.1.	The Tenant undertakes to pay the rent to the Landlord according to the following times and installments:

7.1.1.	The basic rent during the lease period is linked to the index and it shall be paid by the Tenant to the Landlord in advance at the times set forth in the addendum.

7.1.2.	The payments of the basic rent linked to the index are in accordance with the following provisions:

The “Index” - the index known as the consumer price index (including fruit and vegetables) that is published by the Central Bureau of Statistics and Economic Research, and any such index even if it is published by any other official institute or body, and any official index that shall take its place whether it is built on that same data or not.

If another index shall take its place, and the bureau, the body or institution as mentioned, and they shall not determine the ratio between it and the replaced index by the chairman of the board of directors of Bank Leumi Le-Israel Ltd. or whoever shall actually serve as such at any time and this is according to the Landlord’s demand. [sic]

The “Base Index” – as set forth in the addendum

The “New Index” – means with respect to each payment of rent – the index known at the time scheduled for payment of that payment or at its actual time of payment, whichever is higher.

If at the time of any actual payment of any payment of the basic rent payments the new index shall be higher than the base index then this payment shall grow proportionally to the rate of increase of the new index as opposed to the base index. If at the time of actual payment of any payments of the lease payment the new index shall be equal or less than the base index then this payment shall remain without change.

7.1.3.	It is agreed that the rent or service fees (as defined hereafter) for the first three months of the lease, with VAT, shall be paid to the Landlord at the signing of this agreement, and starting from the fourth month of the lease, the rent shall be paid in advance, every 3 months, on the first business day of the month in which the payment shall be made.

7.2.	In order to ease collection of the rent payments and linkage differences on them, and any other sum that shall be due to the Landlord from the Tenant, the Tenant undertakes to deliver to the Landlord at the time that shall be determined by the Landlord and in any event within 7 days after signing this agreement or 7 days before the delivery date, whichever is earlier, standing orders to charge his account in the acceptable version at Bank Leumi Le-Israel Ltd. (hereinafter the “Bank”) when it is clarified that the rent (including any payment for parking spaces) shall be deposited to bank account no. 515093/91 at branch no. 800 that is managed in the name of the Landlord at the Bank and the services fees (as defined hereafter) and all the other payments of the Tenant that need to be paid to the Landlord in accordance with the provisions of this agreement (except for the rent as mentioned), shall be deposited in bank account no. 515094/89 at branch no. 800 that is managed in the name of Africa Israel Properties Ltd. at the Bank (for it and in trust for the Institute), all up to the date that a notice regarding a change in the details in any of the accounts above shall be given to the Tenant (if and insofar as it shall be given) by the Landlord, or by any of the Landlord’s individuals (in accordance with and subject to the provisions in section 7.3 hereafter). It is hereby declared, for the avoidance of any doubt, that receiving standing order and any use of it that shall be made by the Landlord shall not be considered as payment unless all the payments have been fully paid on time. For the sake of avoiding doubt it is clarified that the Tenant undertakes to pay the rent and the other payments that apply to him according to this agreement, for the entire duration of the lease period, without any condition, whether he used the Leased Property or not, and whether the Leased Property was available to him or not, for any reason.

7.3.	It is hereby clarified, that the rent, the services fees and all the other payments that are due to the Landlord according to this agreement (including any linkage differences and/or interest for them) (hereinafter the “Rent Payments”) are divided between the individuals of the Landlord in accordance with their share in the Leased Property as set forth in the preamble of this agreement.

The Tenant declares that he is aware that at any time, each of the Landlord’s individuals shall be entitled to deliver a notice to the Tenant in which the Tenant shall be required, starting from receiving the notice and thereafter, to split the payments of rent, and to pay each of the individuals of the Landlord his share in the rent payments separately, in accordance with the division mentioned (hereinafter the “Split Notice”) and in accordance with the provisions of appendix A1 of this agreement.

It is agreed that in such case, the Tenant shall furnish to each of the individuals of the Landlord no later than 3 days after receiving the Split Notice, separate standing orders to charge his account, each one with respect to a separate bank account that is managed in the name of each of the individuals of the Landlord (the details of which are set forth in appendix A1 of this agreement) by which the Tenant shall transfer to each of the individuals of the Landlord his share in the lease payments, as set forth above.

In the event the rent payments are paid by the Tenant by checks, then immediately after receiving the Split Notice and no later than 3 days after receiving the Split Notice, the Tenant shall deliver to each of the Landlord’s individuals new checks for his share in the lease payments, in accordance with the division set forth above, and subject to the delivery of the new checks as mentioned to each of the Landlord’s individuals, the Tenant shall be entitled to receive the original checks from Africa Israel that were deposited with it for the Landlord (if and insofar as they were deposited).

7.4.	If two consecutive rent payments have not been fully paid on time and/or any other payment that shall be due to the Landlord from the Tenant shall not have been paid on time for these payments, and not even within 7 days after a written notice was given of this by the Landlord to the Tenant, then all the other payments of the rent shall become immediately payable and the Tenant shall be required to pay all of the rent for the entire lease period that has not yet been paid up to that time by the end of two business days after the Landlord’s first demand, and this is without derogating from the Landlord’s right to regard the failure to pay on time a breach of the agreement and of its rights arising from this. It is hereby declared in order to avoid doubt that collecting rent in this case shall not be considered as a waiver or consent by the Landlord to the breach of the agreement by the Tenant.

7.5.	Notwithstanding the aforesaid, the rent shall increase at the beginning of each year starting from the second year for the lease period at the rate that was determined in the addendum and the provisions of section 7.1 above shall apply to the increased rent, mutatis mutandis.

7.6.	For the sake of avoiding doubt the duty to pay rent and all the other payments due to the Landlord from the Tenant, are imposed on the Tenant completely and the failure to submit a rent bill by the Landlord cannot derogate or harm this duty of the Tenant.

7.7.	The Landlord shall accredit any sum that shall be received from the Tenant according to its absolute discretion on account of the sums that the Tenant owes the Landlord at that time.

7.8.	The Landlord hereby notifies the Tenant, that Africa Israel Properties Ltd and Ef- Shar Ltd. (hereinafter the “Borrower”), of the Landlord’s individuals, have pledged in favor of the bank (for it and in trust in favor of companies of the group of Harel Insurance Company Ltd.) (hereinafter the “Lender”) and they have registered a pledge and assignment by way of a first degree pledge for their rights in the property on which the Leased Property is built, and inter alia, the lender’s rights towards the Tenant according to this agreement, including the right to receive the lender’s part in the rent (including any payment for parking spaces) and the borrower’s part in the securities given and/or that shall be given by the Tenant to guarantee these rights, and the Tenant agrees to this pledge and assignment a mentioned. Africa Israel undertakes that the pledge of this property shall not prejudice the Tenant’s rights according to this agreement. For the sake of avoiding doubt, the rights of the Institute in the property, as well as his share in the rent payments are not pledged in favor of the lender.

The Landlord hereby irrevocably orders the Tenant to deposit all the rent payments, into the bank accounts the details of which appear in section 1 of appendix “A1” of this agreement (respectively), and this is as long as a Split Notice was not given to the Tenant as mentioned in section 7.3 above, in which case the provisions in section 3 of appendix “A1” of this agreement shall apply. For the sake of avoiding doubt it is hereby clarified that making payments in accordance with this instruction or in accordance with the Split Notice (respectively) shall be considered as payment to the Landlord according to this agreement. The Tenant undertakes to sign the bank appendix, in the version attached as appendix “A1” of this agreement. The provisions of this section constitute a material term of this agreement and their breach or any part of them shall constitute a material breach of this agreement.

8.	Taxes, Fees and other Payments

8.1.	In addition to the rent and without derogating from the generality of the aforesaid in section 4.3 above, the Tenant undertakes to pay during the lease period all the following payments (hereinafter: the “Tenant’s Payments”):

8.1.1.	All the taxes, fees, municipal taxes, levies, obligatory payments and costs (hereinafter together referred to as the “Taxes”) whether governmental or municipal that are paid and/or shall be paid in the future whether existing today or if they shall be imposed in the future for the Leased Property and on the business conducted in it, whether these taxes apply according to law to owners, Tenants or possessors or whether they apply to owners.

The taxes that apply to the Tenant or possessor shall be paid by the Tenant directly to the authorized authorities and the taxes that apply to the owners shall be paid by the Tenant to the Landlord at the time the document is presented that demands the payment of these taxes to the authorized authority.

8.1.2.	The fees and payments for the water meter and the electricity meter.

8.1.3.	Value added tax on the rent and on any other payment that is paid by the Tenant according to this agreement, which shall be paid together with any payment for which it is paid.

8.1.4.	Stamp tax that applies to this agreement, the documents and relays according to it and for it.

8.1.5.	All the fees and the payments that refer to water and electricity consumption in the Leased Property, and that apply to use of the telephone, in the event such is installed during the lease period.

8.1.6.	All the payments for the supply of water, electricity, telephone, gas, sewage removal, drainage, municipal taxes, business tax, sign tax or any other cost concerning the maintenance and/or use and/or operating of the Leased Property, whether he has made actual use of the Leased Property or not.

8.1.7.	Any cost that shall be incurred as a result of unreasonable use and/or irregular use of the Leased Property and its surroundings, including – but without derogating from the generality of the aforesaid – costs for the removal of waste that was caused by the Tenant, repairs to the sewage system etc…

8.1.8.	Any tax and/or levy and/or royalties that apply and/or shall be imposed in the future on the use of the Leased Property and to any activities performed in the Leased Property.

8.1.9.	The insurance costs, that the Landlord will insure the Leased Property (separately or as part of the insurance of the entire structure) against those risks, that the Landlord shall see fit, and in the insurance sum and other terms that the Landlord shall determine from time to time.

If any of these payments arise from charges that apply to the structure in full, the Tenant shall pay a relative share of the payments that apply to the structure according to the ratio between the gross area of the Leased Property and the gross area of the structure.

8.1.10.	Other charges according to any law and/or if these shall be set forth in an addendum.

8.2.	If the Tenant shall not pay any of the Tenant’s payments immediately upon the demand of the authorized authority or demand of the Landlord, without derogating from this obligation of his the Landlord shall be entitled to pay these bills at the expense of the Tenant, after giving an early warning to the Tenant of two business days, and the Tenant shall be required to repay the Landlord all of the money, that was paid by it to cover any of the Tenant’s payments as mentioned within 7 days after the Landlord’s first demand.

8.3.	The provisions of this section constitute material terms of this agreement and their breach or any part of them shall constitute a material breach of the agreement.

9.	The Tenancy Protection Law does not Apply

9.1.	It is agreed that the provisions of the Tenancy Protection Law (Consolidated Version) 5732- 1972 shall not apply to the Leased Property and/or regarding this lease agreement and other tenancy protection laws and their regulations and orders (hereinafter the “Law”), and no law shall apply regarding the Leased Property that will confer upon the Tenant the status of a protected Tenant or that will confer upon the Tenant the right not to vacate the Leased Property in cases and at times which Tenant must vacate the Leased Property according to this agreement.

9.2.	The parties expressly declare and confirm that the Leased Property is located in a building the construction of which was completed after the 20th of August 1968 and that this lease was made under the express condition that the law shall not apply to the lease. The Tenant declares that he has not paid and he shall not pay to the Landlord any key money to the Landlord with respect to this agreement or any other consideration that is not rent and/or management fees and that the Tenant or anyone on its behalf including any of the Tenant’s individuals and/or shareholders shall not be protected Tenant in the Leased Property according to any law and he shall be prohibited from making claims of any kind or filing lawsuits with respect to him being a protected Tenant or that he as more rights in the Leased Property than what was expressly conferred to him in this agreement.

9.3.	The Tenant declares that all the investments made by him in the Leased Property and/or in the building shall be made for his own uses and he shall be prohibited from claiming that these investments constitute key money or a substitute for key money or payment according to section 82 of the law, or any payment that grants him any rights in the Leased Property and he shall be prohibited from demanding participation or a refund from the Landlord, full or in part for this investment.

10.	Repairs, Maintenance and Services

10.1.

10.1.1.	The Landlord and/or the management company on its behalf (hereinafter the “Management Company”) undertake to provide cleaning and maintenance services to the common property in the building according to the scope and standard to be determined by it provided that they will maintain the common property in a reasonable and proper condition. In consideration for these services the Landlord and/or the management company shall be entitled to collect from the residents of the building, and among them the Tenant, services fees that shall be equal to the total sum of the costs that the Landlord and/or the management company shall incur in providing the services as mentioned with an additional 15% (hereinafter the “Building Service Fees”).

The service fees that the Tenant shall be required to pay to the Landlord and/or to the management company shall be a sum, that shall be in relative to the service fees for the building, as the ratio between the gross area of the Leased Property and the total gross area that is held by renters in the building, except for the Landlord as long as it does not make any real use of the area held by it or according to any other ratio that shall be determined by the Landlord taking into consideration the purpose of the lease.

The maintenance department on behalf of the Landlord and/or the management company shall provide gardening services, parking lot operations, elevator care, maintenance of devices and routine maintenance on the customary work days in the Park, on Sundays – Thursdays from 7:00 to 17:00.

10.1.2.	Additional Service Fees for Buildings with a Central Air-conditioning System

In the building in which there is an air- conditioning system that is based on a central air conditioning system, the Tenant shall pay, in addition to these services fees mentioned above, the sum out of the operating, maintenance and services cost of the central air conditioning system on the roof of the building that shall equal the relative share of the Leased Property out of the total area of the building and/or according to the reading of the energy counting system insofar as installed, according to the Landlord’s sole discretion.

10.2.	Except for the aforesaid in this section the Landlord shall have no obligation and no liability for any repairs and/or maintenance and/or inspection and/or services (hereinafter the “Services”) in the Leased Property and/or in the building, and furthermore the Landlord shall have no duty or liability, whether according to this contract, whether according to any law, for any damage and/or malfunction and/or defect of any type and kind in the Leased Property or in the equipment located in the Leased Property, including air conditioning equipment, however except for the manufacturer’s warranty period, whether these are due to defective work, defective materials, unsuitable materials, and whether from an inconsistency to the specifications or otherwise, and this is whether these were discovered or could be discovered, and whether this was at the beginning of the lease period or after it, and this is whether these were caused by work in the Leased Property performed in planning or by the Landlord and whether this was at the Tenant’s plans and/or initiative and/or request.

10.3.	In any case that the Landlord shall decide according to its discretion and/or it shall be required by any authorized authority, municipal, governmental or otherwise, to perform the maintenance services of any type and kind in any public area, or in any open private area in the area of the Park, and/or in any buildings and/or installations that are intended to serve or be used by residents of the park, or any part of them, then the Tenant shall be required to pay service fees to the Landlord as set forth hereafter.

The service fees that shall be paid by all possessors of the buildings in the park shall be equal to the total costs and expenses, that the Landlord shall incur in providing the maintenance services as mentioned in addition to 15% (hereinafter the “Total Services Fees”). The services fees that the Tenant shall need to pay to the Landlord shall be the sum, relative to the service fees for the building, as the ratio between the gross area of the Leased Property and the total gross built area of all the buildings (and all of their floors) in the park, that are actually held by renters or owners, except for the Landlord as long as it does not make any real use of the area held by it.

Notwithstanding the aforesaid, the Landlord shall be entitled to charge the Tenant with additional or larger service fees than those that it shall owe according to this calculation principle, in any event that the services that shall be required from the Tenant’s use of the Leased

Property shall involve more work, or larger costs than regular in relation to other renters in the park, or that the services that are available to the Leased Property allow more use of them in relation to other renters in the park. The aforesaid shall apply mutatis mutandis also in the event that the Landlord shall decide to give maintenance services to the building.

The aforesaid does not impose on the Landlord any obligation to perform any services in the area of the park or with respect to it.

The Building Service Fees, the total service fees, and any addition or increase of the service fees as mentioned in section 10.3 above shall be hereinafter together referred to as the “Service Fees”).

10.4.	In any event that the Landlord and/or that the Landlord shall decide to perform maintenance services and/or repair services as mentioned in section 10.3 above, the Landlord shall be entitled to perform this by any other body that shall be determined by I, and it shall be entitled to demand from the Tenant at any time to enter into a services contract with that same body in the version that shall be determined by it, provided that the maintenance and/or repair fee that the Tenant shall need to pay shall be determined in accordance with the principle mentioned in section 10.3 above.

10.5.	It is hereby agreed that the cost of any repair made by the Landlord in the framework of the services that were given by it in the framework of this section that is covered by insurance that the Tenant participated in its payment for, shall not be included in the costs for calculating the services costs.

11.	Use of the Leased Property

11.1.	The Tenant must receive from the authorized authorities all the licenses required for managing the business in the Leased Property in the framework of the purpose of the lease and he undertakes to manage it only in accordance with these licenses and the requirements of the law and any authorized authority.

The Tenant declares that he has checked and he knows that it is possible to obtain the licenses as mentioned in this section and that no liability shall apply to the Landlord in any event that the Tenant shall not succeed to obtain them.

Without derogating from the provisions in this sub- section, it is clarified that the Tenant undertakes as a condition to delivering possession in the Leased Property to receive from the Fire Dept. in the area of Rehovot a fire department certificate for the Leased Property, and for this purpose to furnish to the Fire Dept. any certificate that shall be required, to install any device and/or system that shall be required, all at the expense and responsibility of the Tenant.

11.2.	The Tenant shall not hold any materials, tools, equipment, produce, inventory and any other chattels (hereinafter all referred to as the “Chattels”) outside of the Leased Property without the Landlord’s consent. In any event that any chattels of the Tenant shall be located outside of the Leased Property without receiving the Landlord’s consent for this, the Landlord shall be entitled to remove them from there at the expense of the Tenant and it shall not have any liability with respect to their intactness.

11.3.	The Tenant shall fulfill all the laws, regulations and bylaws that apply to the Leased Property and to the use of it and to the business, the work and the actions performed in it. Without derogating from the aforesaid the Tenant and the Tenant only shall be responsible for any case in which offenses are committed and/or violations of the law in the Leased Property.

11.4.	The Leased Property may not be used, or any part of it in a manner which will cause noise, smells, shocks, contamination, smoke, dust and other hazards that exceed the framework of reasonableness paying attention to the nature of the park in general and the nature of the nearby surroundings of the Leased Property in particular.

11.5.	The Tenant shall not distance throw into the sewage system any waste, the quality or quantity of which could harm this system, or harm its proper operating order, or that could endanger the regular use of water sources, streams, lakes, the sea or any other source.

For the purpose of this paragraph – “Sewage System” – is the main sewer or cesspools and drainage system and purifying system all according to and to the extent existing.

The Tenant must make sure that no solid materials are in the waste material that could harm the pipes or drainage and harm sewage pipes, control cells, measurement tools, purifying devices or that could block them.

11.6.	The Tenant undertakes, not to hang, not to install and not to draw any signs, marks or any advertising means in any part of the building where the Leased Property is located without the consent of the Landlord in advance. The Tenant has the right to receive, at his expense, an entrance sign into the park, in the building and the floor where the Leased Property is located in the format acceptable in the park.

11.7.	No place outside of the Leased Property may be used, except for the purpose of accessing the Leased Property by way and in a manner that the Landlord shall determine from time to time.

11.8.	The Tenant shall pay himself an penalty or punishment that shall be imposed for managing the business and/or use of the Leased Property by the Tenant and/or his employees and/or agents and/or customers without a permit or in deviation from the permit, whether it shall be imposed on the Landlord or on the management company or whether it is imposed on the Tenant.

11.9.	Nothing stated above shall be considered as the Landlord’s permission to the Tenant to use the Leased Property and/or to manage a business in it without a permit and/or in deviation from the permit.

11.10.	It is agreed that the failure to obtain any license that is required by the Tenant to manage his business in the Leased Property shall not release the Tenant from fulfilling any of his undertakings according to this agreement.

11.11.	The Tenant undertakes not to use the Leased Property and any materials and tools that are located in it and not to perform any activities in it that include risks that exceed the insured risks as mentioned in this agreement, unless the Landlord’s consent shall be given in advance and in writing. If such consent was given as mentioned the Tenant undertakes to take out insurance to the satisfaction of the Landlord against any bodily damage or damage to property that could be caused from these risks and this is without derogating from the Landlord’s right to make this additional insurance itself and without derogating from the Tenant’s duty to refund to the Landlord any sum that it shall spend in respect to this, immediately upon the Landlord’s demand.

11.12.	The Tenant shall use the Leased Property and its surroundings in a manner that will not cause any disturbance to the other residents in the building and to their wellbeing and enjoyment from their leased properties, maintaining cleanliness of the common property in the building and its installations.

11.13.	Insofar as the Leased Property includes a protected floor area and/or protected apartment area (hereinafter the “Protected Area”) the following provisions shall apply:

11.13.1.	The Tenant undertakes that he is aware that according to the provisions of the law the protected area is supposed to serve the public in the case of an emergency, and therefore the Tenant undertakes that the protected area shall at all times have a separate and direct entrance from the public area.

11.13.2.	The Tenant undertakes to comply with the provisions and requirements of the law, including the home front command regulations, the construction and planning laws regarding the protected area, including the provisions regarding internal construction that is permitted in the protected area, the times of vacating the protected area during times of emergency etc… and the Tenant shall not have any claim and/or lawsuit and/or demand as a result of the aforesaid and everything in respect to this, including with respect to a unilateral requirement of the authorized authorities to vacate the protected area, and the Tenant shall pay any fine insofar as this shall be imposed (including on the Landlord) as a result of him using the protected area.

11.13.3.	It is hereby clarified that the purpose of using the protected area shall be subject to the provisions of the law.

11.13.4.	The Tenant confirms that he is aware that the protected space is defined in the building permit as a “service area” and in any event the Tenant undertakes that he shall not use the protected space for “main purposes” as these are defined in the Planning and Construction Regulations (Calculation of the areas and building percentages in the plant and permits), 5752- 1992, and the Tenant shall not have any claim and/or lawsuit and/or demand as a result of the aforesaid and everything connected to this, including a unilateral demand from the authorized authorities to vacate the protected space. The Tenant hereby undertakes that in the event that an authorized authority shall demand to cease use of the protected space for the purpose of the use as mentioned above, the Tenant shall fulfill any such demand immediately and without any delay, whether the demand was directed to the Landlord and whether it was directed directly to him, and he waives towards the Landlord any claim and/or lawsuit and/or demand in respect to this. In the event that use of the protected area shall be prohibited for the use purpose of them as mentioned above, and its cessation shall be required in an order of the authorized authority as mentioned, the Landlord shall be entitled to cease the use of the Tenant of the protected area (without harming the lease of the Tenant in the Leased Property) without the Tenant having any claim and/or lawsuit and/or demand towards the Landlord, and the Tenant undertakes to immediately vacate the protected area.

11.13.5.	The Tenant undertakes to hold the protected area when it is suitable at all times to serve as a protected area in accordance with the provisions of any law and authorized authority, as shall exist from time to time and allow the public to use the protected area if necessary. The keys of the public entrances into the protected area shall be held by the management company and/or the Landlord.

11.14.	Without derogating from the aforesaid in this section above, the Tenant undertakes that no use shall be made of the property that causes noise, and/or a disturbance and/or contamination and/or accompanying results that are contrary to the provisions of any law, and without derogating from the generality of the aforesaid no use of the Leased Property shall be made that involves and/or that creates, directly or indirectly, chemical compounds and/or smoke and/or gasses and/or bad odors and/or other active agents that can and/or that could harm the environment in any manner.

It is hereby especially emphasized that in any event the Tenant must absolutely refrain from cooking and/or frying in the Leased Property and that insofar as the Tenant shall be permitted to operate a dining room in the Leased Property, a kitchenette or something similar to these in the Leased Property, this will only be in order to allow him to warm up ready- made food only, and this is under the terms as the Landlord shall order him, including with respect to the installation of fume hoods etc…

11.15.	The provisions of this section constitute material terms of this agreement and their breach or any part of them shall constitute a material breach of the agreement.

11A.	The Supply of Electricity in Bulk

It is agreed by the parties that the following provisions shall apply regarding leased properties in which the supply of electricity is by the method of bulk supply:

(1)	The Tenant declares that he is aware that the Landlord has exclusive rights towards the Israel Electric Corp Ltd. (hereinafter the “Electric Corp.”) with respect to receiving and supplying electricity to the Leased Property and/or to the building and/or to the public areas and/or to the air –conditioning system in the building and/or in the Leased Property. The Tenant hereby completely and irrevocably waives his right to enter into a contractual engagement with the Electric Corp. with respect to the supply of electricity mentioned above, and he undertakes to act in accordance with the provisions of appendix “G” of this agreement.

(2)	The charges for the supply of electricity and accompanying services that shall be given by the Landlord and/or the management company to the Tenant and the rules with respect to the supply of electricity and accompanying services as mentioned are set forth in appendix “G” of this agreement.

(3)	The provisions regarding electricity supply as set forth in appendix G shall apply.

12.	No Changes

12.1.	The Tenant undertakes not to take out and not to perform any changes, amendments, improvements, additions, or any construction work in any sense of the word, in the Leased Property (and all of these shall be hereinafter referred to as the “Work”) without receiving the Landlord’s prior written consent.

It is hereby especially emphasized that grating or air- conditioning may not be installed in the Leased Property without the prior written consent of the Landlord and in a form and manner that the Landlord shall determine.

12.2.	If the Landlord has given its prior written approval to perform the work as mentioned, the Tenant shall perform the work, at his expense and responsibility. The Tenant shall not perform the work in the Leased Property including any change and/or renovations and/or separation work and/or construction work and/or adjustment work, unless this is according to the provisions in this section hereafter:

12.2.1.	Before the commencement of performing the work the Tenant shall deliver to the Landlord a set of detailed architectural plans, plumbing plans, electricity plans, air conditioning and safety plans with lists of quantities and technical specifications that shall be referred to hereafter as the “Plans”. The Tenant shall not perform any work of any type and kind in the Leased Property unless it is in accordance with the plans and technical specifications that were approved in advance and in writing by the Landlord, according to its sole discretion, and in accordance with the instructions of the a certificate safety consultant. It is clarified that in this respect, a refusal for a change in the construction, or in the envelope of the building or in its systems shall not be considered unjustified (all such work as and insofar as shall be approved in writing by the Landlord as mentioned shall be hereinafter referred to as the “Construction Work”). The Tenant shall deliver to the Landlord, before the commencement of performing the work, the list of the system’s consultants and contractors that the Tenant intends to enter into a contractual engagement with for planning and performing the construction work (hereinafter the “Construction Consultants” the “Contractors). The Tenant shall perform the construction work only in accordance with the plans that were planned by the systems consultants and by the contractors that were approved in advance and in writing by the Landlord, according to its sole discretion, and the Tenant shall not have any claim and/or demand in respect to this. It is clarified that any delay in the delivery of the Leased Property to the Tenant as a result of a delay in submitting the plans and/or the list of system consultants and/or the contractors for the Landlord’s approval shall not defer in any manner the date the Tenant is liable for all the payments that apply to him in accordance with this contract, for the Leased Property and the Tenant shall be liable for all the payments that apply to him by virtue of this agreement from the delivery date and onward as defined in the addendum.

12.2.2.	The performance of the work shall be done in full coordination with the Landlord and updating it regarding any material detail. Changes in the Tenant’s plans and/or in the specifications, insofar as made after their approval by the Landlord shall be transferred to the Landlord for approval before their performance and they shall not be performed until after they are approved as mentioned. especially, but without derogating from the generality of the aforesaid, it is hereby emphasized that no change shall be made by the Tenant, and/or harm in the envelope of the building, including as a result of making holes and/or openings etc…

12.2.3.	The Tenant undertakes that the contractors on his behalf that shall perform the construction work in the lease property shall be authorized contractors, that are registered and that have a reputation in their field. It is clarified that it is the Tenant’s responsibility to make sure and ascertain that the contractors on his behalf that shall perform the construction work, shall perform the repairs, including according to law, for all the work in the Leased Property. The Tenant further undertakes that all the materials and the products designated for performing the construction work shall be of excellent type and quality and in accordance with the current Israeli standards.

12.2.4.	The Landlord shall not be liable for the construction work, and the Tenant shall be solely responsible for any property or body damage insofar as caused to a third party, to the

Landlord’s property and/or to the Tenant’s property and/or to the property of any third party. Furthermore all liability with respect to the nature of the materials and work including the performance of the construction work according to the plans and their performance in accordance with any law shall apply to the Tenant and to the Tenant only, and the Tenant alone shall be responsible to make any repair in the work at his expense during the leased period in the in the Leased Property.

12.2.5.	The Tenant undertake to take out and to maintain in force throughout the entire work period in the Leased Property suitable insurance policies to insure all the risks as acceptable in the performing of work of the type of the construction work, and he shall deliver to the Landlord a certificate regarding the construction work insurance, in the wording set forth in appendix “D-1” of this agreement, before the commencement of the work and before any equipment enters the Leased Property by or for the Tenant.

12.2.6.	Without derogating from the liability of the Tenant according to this agreement, and without imposing an liability on the Landlord the Landlord shall have the right, through a representative on its behalf, to enter the Leased Property at any time during the performance of the work, and this is in order to check the fulfillment of the provisions of this agreement by the Tenant, including the checking of the quality of the materials which the Tenant shall use in performing the work and performing work according to the plans that have been approved. If the Landlord shall find that the Tenant has not carefully fulfilled any of the provisions of this agreement the Landlord shall have the right to order the Tenant, by representatives on the ground, to perform an action that is imposed on the Tenant according to this agreement or to refrain from performing the action prohibited for the Tenant according to the provisions of this agreement.

12.2.7.	Without derogating from the provisions anywhere else in this agreement, the Tenant hereby expressly declares that he is solely responsible for obtaining any license and/or permit and/or authorization for performing the construction work, and that he undertakes to perform all the construction work and to supervise them in accordance with this agreement and the provisions of any law. Any authorization and/or approval insofar as the Landlord shall give the Tenant shall be in effect only subject to the provisions of any law.

12.2.8.	The Tenant undertakes to perform all the work in a manner in which any disturbance to the areas adjacent to the Leased Property shall be avoided and it shall be reduced to the necessary minimum and he undertakes to take all reasonable means in order to prevent and/or reduce any such disturbance.

12.2.9.	During the performance of the work and after their completion, the Tenant shall remove himself and at his expense any waste of any kind, including building waste, auxiliary materials, remnants, leftovers, packaging etc… and this is to a certified waste site according to law. If possible the Landlord will allow the Tenant to place next to the building during the performance of the work and at his expense and responsibility a container to remove the building waste, auxiliary materials remnants etc… all subject to the Landlord’s instructions including with respect to the location of the container as mentioned.

12.2.10.	Without derogating from the aforesaid the Tenant undertakes to fulfill the provisions of appendix “F” of this agreement, regarding the procedure of working with heat.

12.3.	If work has been performed not at the Landlord’s consent, then without derogating from its right to see this as a breach of this contract, the Landlord shall be entitled:

12.3.1.	To demand from the Tenant to demolish the work, all or in part, and/or to dismantle it and/or to remove it from the Leased Property and in this case, the Tenant shall be required to perform all the repairs in the Leased Property that shall be required as a result, in order to bring the Leased Property to its condition before performing the work, and to complete all of the above within 14 days after the Landlord’s demand. In the event that the Tenant will not do so, the Landlord may do this at the Tenant’s expense, or –

12.3.2.	Leave the work as the Landlord’s property and the Tenant agrees that the work shall be the Landlord’s sole property without him being do anything for this.

12.4.	If the work has been performed at the Landlord’s consent, then at the time the Leased Property is vacated by the Tenant the Tenant shall have the choice as follows:

12.4.1.	To demolish it and/or to dismantle it and/or to remove it from the Leased Property and in this case the Tenant shall be required to perform the repairs in the Leased Property that shall be required as a result of this in order to return this part of the Leased Property in which the work was performed, to its prior condition, before the work was performed, and to complete all of this no later than the end of the lease period according to this agreement. If the Tenant did not do this to the Landlord’s satisfaction, the Landlord may do this at the Tenant’s expense; or-

12.4.2.	Leave the work in the Leased Property and in this case they shall be the Landlord’s property without the Tenant being due anything for this.

12.4.3.	The Tenant must notify to the Landlord up to 90 days before the end of the lease period, of its choice between the alternatives mentioned in sections 12.4.1 and 12.4.2 above.

12.5.	The provisions of this section constitute material terms of this agreement and their breach or any part of them shall constitute a material breach of the agreement.

13.	Furniture and Equipment

The Tenant is entitled to furnish the Leased Property and install equipment in it, provided that the installation of any furniture and equipment shall not harm the Leased Property. The equipment that the Tenant shall be entitled to install and operate in the Leased Property is subject to section 12 above.

14.	Safekeeping the Leased Property

14.1.	The Tenant undertakes to use the Leased Property carefully and reasonably to maintain its cleanliness and the cleanliness of its surroundings, and to prevent any defect and any damage to the Leased Property, including all the installations that serve the Leased Property itself or together with other leased properties.

14.2.	The Tenant shall be required to immediately repair any damage and/or defect that shall be caused to the Leased Property and to the installations, as mentioned in section 14.1 above, and to immediately replace any equipment installed in the Leased Property that has been lost or destroyed with another. Without derogating from the aforesaid, the Tenant undertakes to maintain a high level of cleanliness and maintenance in the Leased Property and in its surroundings.

14.3.	If the Tenant did not perform any repair that he must perform as mentioned, or did not replace any unit that he must replace as mentioned, the Landlord shall be entitled, but not required, to do so, at the Tenant’s expense and in any event the Tenant shall be required to compensate the Landlord fully for any damage, defect, loss and destruction as mentioned.

14.4.	The provisions of this section constitute material terms of this agreement and their breach or any part of them shall constitute a material breach of the agreement.

15.	Liability and Indemnification

15.1.	The Landlord and/or anyone that comes and/or acts on its behalf shall not be responsible in any manner for any damage and/or harm that shall be caused to the Tenant and/or to the Leased Property and/or to his business managed in the Leased Property and/or to the equipment and/or installations in it or in its surroundings.

15.2.	Without derogating from the aforesaid in sub- section 15.1 above, the Landlord and/or anyone that comes and/or acts on its behalf shall not be liable for any bodily harm and/or property damage of any type and kind that shall be incurred by the Tenant and/or his employees and/or anyone on his behalf, including his agents, suppliers, contractors, customer and any other person that shall be in the Leased Property whether he is there with permission or not.

15.3.	For the sake of avoiding doubt the Tenant and the Tenant only shall be liable for any damage, including bodily injury and/or property damage and/or damage to reputation and/or the prevention of profits that shall be caused to the Landlord and/or to any third party with respect to the Tenant’s negligence and/or anyone on his behalf and for any tort that shall occur – all with respect to possession of the Leased Property and/or the use that shall be made by the Tenant and anyone on his behalf in the Leased Property and/or in the building and/or in the park.

15.4.	The Tenant shall indemnify the Landlord and/or anyone on his behalf for any damage and/or lawsuit and/or liability that the Landlord and/or anyone on its behalf shall be required to pay with respect to damage and/or a tort that the Tenant is responsible for as mentioned all immediately upon receiving the Landlord’s first written demand.

16.	Insurance

The Tenant’s Insurance Policies

16.1.	Without derogating from his liability according to this agreement, and/or according to the law the Tenant undertakes to take out and fulfill the following insurance policies:-

Before the commencement of the adjustment work of the Leased Property to the Tenant’s activities, if performed, and for the entire duration of their performance (hereinafter the “Work Period”) the Tenant undertakes to take out and fulfill the insurance policies and other terms as set forth in sections 16.2 and 16.3 hereafter.

From the end of the performance period of the work – before the time of receiving possession in the Leased Property or before putting any property into the Leased Property (except for property that serves for performing the adjustment work in the Leased Property, and that is insured according to section 16.1 hereafter) – whichever is earlier – and for the entire period of the lease (hereinafter: the “Lease Period”) the Tenant undertakes to take out and fulfill the insurance policies and the other terms as set forth in sections 16.4- 16.10 hereafter.

The Tenant’s Insurance Policies for the Work Period

16.2.	For the adjustment work of the Leased Property to the Tenant’s activities, if performed, the Tenant undertakes to take out and fulfill, at his expense, for the entire duration of the work period, and for the duration of a maintenance period of 12 months at least after the end of the performance of the work, insurance of all the risks of contractors’ work in accordance with the terms and sums as set forth in the certificate of insurance of the work attached to this agreement as appendix “D-1”, and that constitute an integral part of it (hereinafter the “Work Insurance” and the “Certificate of Work Insurance”, respectively).

The insurance of the work shall be before any insurance that shall be taken out by the Landlord and/or the management company.

Without the need for any demand by the Landlord, the Tenant undertakes to present before the Landlord before the commencement of performing the work, and as a prerequisite to their performance, a certificate of work insurance, signed by his insurers. The Tenant further undertakes to make sure and ascertain that the work insurance shall be extended according to need and it shall be valid for the entire period of performing the work, and for the extended maintenance period of 12 months.

The Tenant further undertakes to cause any change that shall be required by the Landlord and/or the management company in the certificate of insurance as mentioned, in order to adjust it to his undertakings according to this agreement. However, it is clarified that taking out the work insurance and/or the right of disapproval given to the Landlord and/or to the management company with respect to the insurance certificate and/or the work insurance policy, its nature, scope, validity or absence, does not derogate from the Tenant’s liability and/or from its undertakings according to this agreement and/or according to any law.

The Tenant declares that he is aware that furnishing the certificate of insurance as mentioned is a prerequisite to the performance of the work and/or putting any property into the Leased Property for their performance and the Landlord shall be entitled to prevent him from performing the work and/or putting in such property as mentioned in the event the certificate of insurance was not furnished on time.

16.3.	The Tenant exempts the Landlord the management company, their employees and managers and the other renters and/or residents and/or other right holders in the part (hereinafter the “Other Right Holders”) their lease agreements or anywhere else that confers upon them rights in the park, include a parallel exemption in favor of the Tenant from liability for any loss and/or damage, for which he is entitled to indemnification according to the insurance as mentioned in section 1 of the certificate of work insurance (that that he would be entitled to indemnification for if not for the deductible) and he shall not have any claim and/or demand and/or lawsuit towards them for any loss and/or damage as mentioned; the provisions above regarding exemption from liability shall not apply in favor of whoever maliciously caused damage.

The Tenant’s Insurance Policies for the Lease Period

16.4.	Without derogating from the Tenant’s liability according to this agreement and/or according to any law, the Tenant undertakes to take out and fulfill at his expense, for the entire duration of the lease period, the insurance policies in accordance with the terms and sums as set forth in the certificate of insurance that is attached to this agreement as appendix D-2, and that constitute an integral part of it (hereinafter the “Tenant’s Insurance Policies” and the “Certificate of Insurance”, respectively).

Notwithstanding the aforesaid, it is agreed that the Tenant is entitled not to take out consequential loss insurance as set forth in section (4) of the certificate of insurance, in full or in part, however this exemption in section 16.9 hereafter shall apply as if the insurance was taken out as mentioned in full.

For the sake of avoiding doubt, it is clarified that the liability limits required in the framework of the Tenant’s insurance policies are a minimal requirement that is imposed on the Tenant. The Tenant declares and confirms that he shall be prevented from raising any claim and/or demand towards the Landlord and/or the management company and/or anyone on their behalf with respect to the limits of liability as mentioned.

16.5.	The Tenant’s insurance policies shall be prior to any insurance that shall be taken out by the Landlord and/or the management company.

16.6.	The Tenant undertakes to fulfill any terms of the policy taken out by him, to pay the insurance fees in full and on time and to ascertain that the Tenant’s insurance policies shall be periodically renewed, according to need, and they shall be in force throughout the entire period of the agreement.

16.7.	Before the date of receiving possession in the Leased Property or before any proper is put into the Leased Property (except for property insured in the framework of the work insurance policy) – whichever is the earlier of these times – and without the need for any demand by the Landlord and/or the management company, the Tenant undertakes to present the certificate of insurance to the Landlord, when it is signed by his insurers.

Immediately at the end of the insurance period, the Tenant shall furnish to the Landlord an updated certificate of insurance for renewing the validity of the Tenant’s insurance policies for another insurance period, and each insurance period, as long as this agreement is in force.

The Tenant further undertake to cause any change that shall be required by the Landlord and/or the management company in the certificate of insurance as mentioned, in order to adjust it to his undertakings according this agreement. However, it is clarified that taking out the Tenant’s insurance policies and/or the right of disapproval given to the Landlord and/or to the management company with respect to the certificate of insurance and/or the Tenant’s insurance policies, their nature, scope, validity or absence, does not derogate from the Tenant’s liability and/or his undertakings according to this agreement and/or according to any law.

16.8.	The Tenant declares that he is aware that furnishing a certificate of insurance is a condition precedent to receiving possession of the Leased Property and/or putting any property into the Leased Property (except for property that is insured in the framework of work insurance), and the Landlord shall be entitled to prevent him possession of the Leased Property and/or putting property in it as mentioned in the event that a certificate of insurance was not furnished on time.

The Tenant further declares that he is aware that the failure to furnish a certificate of insurance on time shall not derogate from his undertakings according to this agreement including any payment obligation, and the Tenant undertakes to fulfill his undertakings according to this agreement in full even if taking possession of the Leased Property has been prevented from him and/or putting property into the Leased Property.

16.9.	The Tenant exempts the Landlord, the management company, their employees and their managers and the other right holders, which a parallel exemption in favor of the Tenant was included in their lease agreements or in any other agreement that confers upon them rights in the park, from liability to any law loss and/or damage for which he is entitled to indemnification according to the property and consequential loss insurance policies as set forth in sections (1) and (4) of the certificate of insurance (or for which he was entitled to indemnification if not for the deductible) and he shall not have any claim and/or demand and/or lawsuit towards them for any such loss or damage; the provisions above regarding exemption from liability shall not apply in favor of whoever maliciously caused damage.

16.10.	The Tenant undertakes not to commit and not to permit those on his behalf to commit any action or omission that can increase the insurance costs that apply to the Landlord and/or the management company and/or the other right holders for insurance of the park or its leased properties.

If the Landlord and/or the management company shall be charged additional insurance fees beyond acceptable fees, as a result of the Tenant’s activities, the Tenant undertakes to pay to the Landlord and/or to the management company such addition, immediately upon their first demand.

The Tenant undertakes to fulfill the safety procedures and instructions that shall be published from time to time by the Landlord and/or the management company.

The Landlord’s Insurance Policies

16.11.	Without derogating from its liability according to this agreement and/or according to law, the Landlord undertakes to take out and fulfill, himself and/or by the management company, for the entire duration of the lease period, the following insurance policies (hereinafter the “Landlord’s Insurance Policies”):-

(a)	“Extended Fire” insurance that covers the structure of the building and all of its systems, affixtures and devices at reinstatement value. The insurance shall include a waiver of the right of subrogation towards the Tenant, his employees and managers, provided that the waiver of the right of subrogation as mentioned shall not apply in favor of a person that maliciously caused the damage.

(b)	Insurance of loss of rent and/or management fees as a result of loss or damage to the insured property according to section 16.11 (a) as a result of risks of “extended fire” (except for breaking and entering), for an indemnification period of 12 months. The insurance shall include a waiver of the right of subrogation towards the Tenant, his employees and managers provided that the waiver of the right of subrogation as mentioned shall not apply in favor of a person that maliciously caused the damage.

Notwithstanding the aforesaid, it is agreed that the Landlord is entitled not to take out the insurance as mentioned, in full or in part, however the exemption as mentioned in section 16.2 hereafter shall apply as if the insurance as mentioned was taken out in full.

(c)	Third party liability insurance to cover the Landlord’s liability and/or the management company’s liability according to law for harm and/or damage that shall be caused to the body and/or property of any person and/or body, under the liability limit of $2,000,000 per event and in the aggregate for the annual insurance period. The insurance shall be expanded to indemnify the Tenant for his liability for the actions and/or omission of the Landlord and/or the management company subject to a cross liability clause.

(d)	Employers’ liability insurance to cover the liability of the Landlord and/or the management company according to the Torts Ordinance [New Version] and/or the Liability for Defective Products Law, 5740- 1980 towards their employees for bodily harm and/or illness that shall be caused to them while and as a result of their work, under the liability limits of $5,000,000 per claimant per event and in the aggregate for an annual insurance period. The insurance shall be expanded to indemnify the Tenant if he shall be considered the employee of any of the Landlord’s and/or management company’s employees.

16.12.	The Landlord declares on its name and on behalf of the management company, that they shall not have any claim and/or demand and/or lawsuit against the Tenant, his employees and managers, for loss and/or damage that the Landlord and/or management company are entitled to indemnification for according to these insurance policies in section 16.11 (a) and 16.11 (b) above (or that they would have been entitled to indemnification for if not for the deductible); and it releases the Tenant, his employees and managers from liability for any loss and/or damage as mentioned; the aforesaid regarding exemption from liability shall not apply in favor of a person that maliciously caused the damage.

16.13.	The Tenant undertakes to pay the relative insurance fees for the Landlord’s insurance policies in accordance with the area of the Leased Property, and to pay them to the Landlord, immediately upon its first demand.

16.14.	For the sake of avoiding doubt, it is clarified that taking out the Landlord’s insurance policies by the Landlord and/or by the management company shall not derogate from the Tenant’s undertakings and/or from his liability according to this agreement and/or according to law.

17.	Access of the Landlord to the Leased Property

17.1.	It is the right of the Landlord and/or its attorney, and anyone acting on its behalf, to build in the building or in its surroundings additional floors and/or to perform other construction work and/or to transfer through the Leased Property (or on it) any pipes, channels and other conductors for water, sewage, drainage, gas, electricity, telephone or for any other purpose, and to perform any other work or installations in the Leased Property, for the purpose of using the property adjacent to the Leased Property and for any other similar purpose provided that use of the powers as mentioned shall be done in a manner that shall reasonably reduce to the extent possible inconvenience and disturbances caused from this, and provided that the Landlord shall perform or cause that those coming on its behalf or acting on its behalf will perform all the repairs that are required for restoring the condition of the Leased Property to its previous state, in the parts of the Leased Property that shall be harmed from performing the work as mentioned.

17.2.	It is the right of the Landlord or its attorneys, insofar as possible after giving notice to the Tenant:

17.2.1.	To enter the Leased Property at any reasonable time in order to check if the terms of this agreement are being fulfilled.

17.2.2.	To enter into the Leased Property at any reasonable time and to perform in the Leased Property the repairs required for the purpose of the structure or any parts of it.

17.2.3.	In the last six months of lease to enter the Leased Property during acceptable work hours accompanied by visitors.

17.2.4.	To order the Tenant to allow the performance of repairs in the Leased Property that shall require repair in the Leased Property whether they refer to the Leased Property or whether they refer to other parts of the building.

17.3.	The Tenant undertakes not to prevent the Landlord access to the Leased Property as mentioned in sections 17.1 and 17.2 above and to allow it or anyone on its behalf to perform the work as mentioned in these same sections:

18.	No Transfer of Rights

18.1.	The Tenant undertakes not to transfer the lease in the Leased Property or any part of it to another, not to deliver, transfer, lease the Leased Property or any part of it to another, not to allow another to use the Leased Property or any part of it, not to have another join in holding the Leased Property and/or using it and/or benefitting from it or in any part of it and/or in a business that is conducted in the Leased Property, and not to give another any easement or other right in the Leased Property or in any part of it – all of the above, whether for consideration or without and not to transfer, not to pledge and not to mortgage his rights according to this agreement.

18.2.	With respect to section 18.1 above if the Tenant is a corporation, any action or any type and kind that will cause a change of control in the Tenant shall be considered as a transfer that requires the company’s consent. The definition of the term “control” in this section is: “the holding of 51% at least of the shares and rights of any type and kind in the corporation, including the right to appoint 51% at least of the managers and the right to appoint the CEO”.

18.3.	The provisions of this section constitute material terms of this agreement and their breach or any part of them shall constitute a material breach of the agreement.

19.	Vacating the Leased Property

19.1.	The Tenant undertakes that not later than at the time of the end of the lease period and/or if the contract was cancelled by the Landlord as a result of its breach by the Tenant as mentioned in section 23.1 hereafter he shall vacate the Leased Property and give it to the Landlord. The Tenant undertakes that at the time of vacating the Leased Property and returning it to the Landlord the Leased Property shall be free and clear of any person and object when the Leased Property is in good, proper and organized condition, as he received it subject to the provisions of sections 3 and 12 above, and subject to wear and tear arising from reasonable and careful use by the Tenant in the Leased Property in accordance with the provisions of this agreement. In order to prevent doubt it is hereby agreed that the Leased Property shall be returned to the Landlord when it is painted and whitewashed anew by the Tenant and at his expense with paint or whitewash in the color, material and quality as the Leased Property was received by him from the Landlord.

19.2.	If the Tenant did not fulfill one of his undertakings as mentioned in section 19.1 above, then without harming the Landlord’s rights to exercise its rights in any manner that it shall see fit, and without derogating from any other right that shall be available to the Landlord according to any law and/or contract in the circumstances of the matter, the Tenant shall be required to pay to the company as long as he has not fulfilled his undertakings, appropriate usage fees in the sum set forth in the addendum, with additional VAT, for each day of delay and this is as liquidated damages.

Furthermore the Tenant shall be required to pay the service fees for the building and the total services fees, with additional VAT for the period of delay in vacating the Leased Property and it is hereby agreed that with respect to the payment of service fees as mentioned, the delay in vacating the Leased Property for part of a month shall be considered as a delay of an entire month.

The appropriate usage fees shall be linked to the index and the provisions of section 7.1 above shall apply mutatis mutandis.

The date of paying liquidated damage for each day of delay in vacating the Leased Property shall be the beginning of each day of delay as mentioned above.

It is expressly agreed and declared between the parties that the sum of the liquidated damages was determined after careful consideration of the damages that can be foreseen when executing this contract, that shall be incurred by the Landlord as a result of the failure to vacate the Leased Property by the Tenant at that time, and no claim by the Tenant shall be made that this sum was determined as a penalty, and the Tenant shall be prevented from claiming such claim.

19.3.	It is expressly agreed and declared by the parties, that the provisions in section 19.2 above do not release the Tenant from his undertakings according to section 19.1 above, and/or do not grant the Tenant any right of any type or kind, including but without derogating from the generality of the aforesaid, any protected tenancy right according to law and/or do not constitute consent by the Landlord to extend the lease period in the Leased Property by the Tenant, and/or do not constitute any waiver by the Landlord to the Tenant and/or do not derogate from or decrease its rights and/or do not harm any right of the Landlord to receive any other remedy or relief according to this agreement and according to law, including the Tenant’s eviction from the Leased Property and other compensation for any damage incurred by the Landlord, as a result of the Tenant’s failure to vacate the Leased Property on time.

19.4.	In the event that at the time of vacating the Leased Property and returning it to the Landlord, the Leased Property shall not be in the condition as mentioned in section 19.1 above, then the Tenant shall be required to refund to the Landlord immediately according to its first demand, all the costs that the Landlord shall spend in order to restore the condition of the Leased Property to the condition in which the Tenant had to return it to the Landlord, and all the costs involved in this, and to compensate it for any damage, loss and preventing of profits that shall arise from the condition of the Leased Property and/or from the need to bring it to good and proper condition and from performing the work involved in this.

19.5.	Vacating the Leased Property and returning it to the Landlord shall be performed in the presence of the Landlord and the Tenant that shall prepare a protocol that reflects the condition of the Leased Property. In any event that the Leased Property is vacated not in the presence of the Tenant, and due to his fault, then the protocol shall be prepared by the Landlord itself and its content will bind the Tenant.

19.6.	In addition to any right that the Landlord shall have according to law or this contract, in the event the Tenant shall not vacate the Leased Property on time, the Landlord or whoever shall be appointed by it, shall be authorized and entitled, and the Tenant hereby gives his consent and permission for this, to enter the Leased Property while breaking into the locks and replacing them with others, by using reasonable force, in order to gain sole possession of the Leased Property and to remove the Tenant’s belongings from it and store them at the Tenant’s expense and responsibility anywhere he shall see fit, and the Tenant shall be required to refund to the Landlord all the costs that the Landlord shall spend with respect to this. The Landlord shall not be responsible for any damage of any kind that shall be caused to the Tenant and/or to his property, if such shall be caused, when performing these actions by the Landlord and the Tenant shall not have, and he hereby waives any claim or lawsuit against the Landlord due to the performance of all of the aforesaid.

19.7.	The provisions of this section constitute material terms of this agreement and their breach or any part of them shall constitute a material breach of the agreement.

20.	Securities

20.1.

20.1.1.	As a security for the fulfillment of the Tenant’s undertakings according to this agreement the Tenant shall deliver to the Landlord within 48 hours after signing this agreement, all of the securities set forth hereafter:

a.	An autonomous assignable and unconditional bank guarantee, made out in favor of the Landlord, that can be exercised in installments in the version of appendix “E” of this agreement, in the sum that equals 9 months of rent for 9 months of the lease, with additional VAT, and service fees of 9 months of lease in accordance with the last rate that was known before the guarantee was given as mentioned, with additional legal VAT. The guarantee sum shall be linked to the base index and the provisions of section 7.1 above shall apply to linking the guarantee sum mutatis mutandis.

b.	A guarantee, in the version attached to this agreement as appendix H, signed by guarantors that were approved by the Landlord in advance, as guarantors for all the Tenant’s undertakings, jointly and severally.

20.1.2.	If the rent and/or maintenance fees and/or VAT rates were updated and/or changed, then the Tenant shall furnish a substitute or additional bank guarantee to the Landlord within 14 days after receiving a demand from the Landlord that will ensure payments of the rent for the period of nine months in accordance with the new payment sums.

20.1.3.	The Tenant undertakes to renew the guarantee or the guarantees from time to time, and this is no later than 7 days after they are supposed to expire. If the Tenant did not do so, the company shall be entitled to exercise them, and this is without releasing the Tenant from his undertaking to furnish to the company a new guarantee or guarantees and without releasing the Tenant from any of his undertakings according to this agreement. If the sum that was exercised according to the guarantee as mentioned exceeded the sum due at that time to the Landlord from the Tenant, the balance shall be deposited with the Landlord in a deposit according to the terms that the company shall determine at that time. The Tenant shall not be entitled to any compensation and/or other payment for direct or indirect damage or any other payment for exercising the guarantee or the guarantees by the Landlord according to this section.

20.2.	In any event that money shall be due, in the event due, to the Landlord from the Tenant according to the provisions of this agreement and/or for its breach, the Landlord shall be entitled to use the bank guarantee deposited with it in the total sum that equals the sums that shall be due to the Landlord from the Tenant if due.

20.3.	It is agreed and declared between the parties, that the delivery of the bank guarantee by the Tenant to the Landlord and/or presenting it for payment by the Landlord does not harm the Landlord’s right to collect the damage incurred by it, from the Tenant in any possible manner as a result of a breach of any of the Tenant’s undertakings according to this agreement, or release the Tenant from any of his undertakings according to this agreement and/or grant the Tenant any right that is protected by the law and/or limit the Landlord in exercising its rights and/or limit the sum of the compensation and/or damage that the Landlord shall be entitled to receive from the Tenant as a result of a breach of any of his undertakings according to this agreement.

20.4.	The Landlord shall be entitled to use the bank guarantee and/or the guarantees according to section 20.1.1 above according to its sole discretion and use of the guarantees or any of them cannot harm any of the Landlord’s rights according to any contract and/or the law.

20.5.	If nothing was due to the Landlord to the Tenant according to this agreement, the Landlord shall be required at the end of 90 days after the Leased Property was returned by the Tenant to the Landlord to return the bank guarantee to the Tenant subject to presenting any receipts and certificates regarding the performance of the various payments by the Tenant.

20.6.	The provisions of this section constitute material terms of this agreement and their breach shall constitute a material breach of the agreement.

21.	Indemnification of the Landlord

In any event that the Tenant shall not fulfill any of his undertakings according to this agreement, then the Landlord shall be entitled (but not required) in addition and without harming its rights and powers according to this agreement and according to the law, to pay, to make and to perform everything that the Tenant had to do, and the Tenant must return and pay to the Landlord, immediately upon its demand, any payment and any cost that the Landlord shall pay in respect to this.

22.	Interest

Without derogating from any of the Landlord’s rights according to the provisions of this agreement and according to law, in any event that the Tenant shall delay any payment, that he had to pay to the Landlord according to this agreement, the Tenant shall be required to pay to the Landlord interest on the sum of delay with additional lawful VAT. The amount of interest shall be maximum rate that is permitted according to law at that time, and if there shall be no limit according to the law regarding the interest rate- interest in the maximum rate that Bank Leumi Le-Israel Ltd. shall collect at that time for unapproved overdrafts in current loan accounts, and confirmation of the main branch manager of that bank shall determine this matter; or interest at the rate of 5% per month (not linked) or linkage differences that are due from the increase of the consumer price index from the date that the Tenant had to pay the payment to the Landlord, to its actual payment, with additional interest in the rate of 48% per year, whichever is higher.

23.	Breach

23.1.	Each party that will breach or not fulfill any of his undertakings according to this agreement shall be required to compensate the performing party for all the damage and losses that shall be caused to the performing party as a result of this, and this is without harming the right of the performing party to any other and/or additional remedy and relief including specific performance or eviction order.

23.2.	If the Tenant has materially breached this agreement as defined in this agreement and/or as defined according to any law and/or if the Tenant has breached this agreement by a breach that is not a material breach and he has not repaired the breach even though 15 days have passed after he received a warning of this from the Landlord, the Landlord shall be entitled to notify the Tenant that the lease according to this agreement is null and void, and then the Tenant will be required to vacate the Leased Property as mentioned in section 19 above, within 10 days after the date of the notice as mentioned, and this is without harming the rights of the Landlord according to this agreement, including but not derogating from the generality of the aforesaid, the right to receive all the rent and other sums that it was entitled to had the contract been performed, and without harming its right to receive any other remedy and relief including compensation for any damage that shall be caused to the Landlord as a result of the breach off non- fulfillment.

It is agreed between the parties that this period of 10 days was determined by them as a reasonable time period for the provisions of the Contracts Law (Remedies for Breach of Contract) 5731- 1979 and that during this period the Tenant shall owe rent in the amount stipulated in section 19.2.

23.3.	Without derogating from its right to compensation of a higher amount or any other remedy, in the event of a material breach of this agreement by the Tenant the Landlord shall be entitled to liquidated damages in the amount equal to six months of rent and service fees, with VAT, according to their amount at the date of the breach or at the date of actual payment, whichever is higher, and this is whether the Landlord chose to cancel the agreement and whether it chose its performance, and provided that in the case of performing the contract despite the Landlord’s right to cancel it, compensation in the amount of 20% of the amount stipulated above shall be paid. The parties declare that they regard this as liquidated damages that fits the damage that the parties foresee as a probable result of a material breach of this agreement by the Tenant.

24.	Transferring Rights by the Landlord

The Landlord is entitled to lease and/or to sell its rights in the park and/or in the building and/or in the Leased Property to anyone and for any purpose (including a purpose similar to the purpose of the lease) that it shall see fit, and furthermore to perform all the construction work in the building in which the Leased Property is located and its surroundings, even if they include a structural change in the structure, without there being a need for any consent by the Tenant, and this is without harming the Tenant’s rights in the Leased Property according to this agreement.

The Tenant declares that he is aware that the Landlord does not under that in other units in the park, or anywhere else in the park, identical business or competing business with the business that the Tenant conducts in the Leased Property will not be conducted.

25.	Imputing Payments and No Right of Offset

25.1.	In any event that the Tenant shall be owe any payments to the Landlord, the Landlord shall have the right to determine at the time of payment, according to its discretion, towards which account the payment that he paid, shall be imputed. As long as the Landlord has not notified the Tenant otherwise, the payment shall be imputed first for the rent and afterwards for the service fees, and for the other costs according to their order.

25.2.	The Tenant shall not be entitled to offset from the Tenant’s payments in accordance with this agreement, including from the rent, any financial charges that the Landlord shall owe the Tenant, if at all, whether by virtue of this agreement or by virtue of other transactions.

26.	Miscellaneous

26.1.

26.1.1.	No conduct by any of the parties shall be considered as a waiver of any of his rights according to this agreement, or according to any law, or as a waiver or consent by him to any breach or failure to fulfill the terms of this agreement by the other party, or as giving an extension to perform any action that the other party must perform, or as a change, cancellation or addition of any term, unless the waiver, consent, deferral, change, cancellation or the addition were expressly made in writing.

26.1.2.	It is expressly agreed that performing each of the Landlord’s undertakings according to this agreement is conditional upon the Tenant first performing his undertakings according to this agreement, and the Landlord is entitled, without derogating from the provisions anywhere else in this agreement, to delay performance of any of its undertakings until after the Tenant has fulfilled his undertakings.

26.1.3.	It is declared and agreed that the provisions of this lease agreement prevail over the provisions of the Lease and Borrowing Law, 5731- 1972 and that the provisions of chapter A of that law shall not apply to the lease according to this agreement.

26.1.4.	It is agreed between the parties that any change in this agreement that shall be made by the parties in reference to the description of the Leased Property, the lease period, the rent and the manner of their payment or any other matter can be made and it shall be valid only if it shall be made in writing and signed by all parties to this agreement.

26.2.	In the event the Tenant is a foreign resident the Tenant undertakes to perform his undertakings according to this agreement in accordance with the Currency Supervision Law, 5738- 1978 and the regulations, orders and the permits according to it.

26.3.	The Landlord’s accounts shall be prima facie proof to any charge and all the calculations included in them, and any claim of the Landlord from the Tenant whose sum and details are approved by an accountant shall bind the Tenant and the Tenant agrees that it shall serve as sufficient written proof for submitting it to court in summary procedure.

26.4.	The parties agree that the competent court in the city of Tel Aviv has exclusive jurisdiction with respect to this agreement and the relays according to it.

26.5.	The parties’ addresses are as set forth along their side in the beginning of the contract and any notice that shall be sent to any of the parties according to the address that appears at the side of his name shall be considered as if it was received by him within 72 hours after its delivery by registered mail.

If the Tenant included a number of individuals the notice shall be considered as given to all the Tenant’s individuals if it was sent as mentioned to one of the Tenant’s individuals according to that address.

And in witness whereof the parties have signed on that date:

/s/ Avi Barzily	/s/ Roni Mamluk /s/ Chaime Orlev

The Landlord	The Tenant

I, the undersigned, Marcella Eytan confirm that Roni Mamluk and Chaime Orlev appeared before me, who are authorized to sign on this agreement on behalf of the Tenant and their signature bind the Tenant for all intents and purposes, and they have signed this agreement before me.

And in witness whereof the parties have signed:

/s/ Marcella Eytan

Today 29th in the month of December year 2015.

List of Appendixes

Appendix “A” -	The Addendum

Appendix “A1” -	The Bank Appendix

Appendix “B”-	Location of the Building in the Park

Appendix “C”-	The Plans of the Leased Property

Appendix “D” -	Certificates of the Leased Property’s Insurance

Appendix “E”-	Version of the Bank Guarantee

Appendix “F”-	Procedure of Working with Heat

Appendix “G” -	Rules for the Supply of Electricity Services

Appendix “H”-	Guarantee

Appendix “A”

The Addendum

Of the Unprotected Lease Agreement of the 29th day of the month of December 2015

Name of the tenant: Chiasma Ltd. co. no. 513104026

The parties agree that the provisions in this appendix amend and change the contract only sections and/or provisions that shall be amended and/or added and/or deleted in this appendix.

The sections that shall be added and/or amended and/or deleted shall prevail over the provisions in this agreement and this is notwithstanding its provisions.

General:

The landlord declares that it owns the rights in the leased property and that it is entitled to enter into this agreement with the tenant, and that there is nothing preventing it according to law and/or agreement from entering into this agreement.

The landlord declares that a form 4 has been given to the building, including the leased property, for its occupation.

The landlord declares that the building has been built on part of parcels 19 and 20 in block 3851 (2 Ilan Ramon St. Ness Ziona).

The landlord declares that it is unaware of any hidden flaw and/or defect in the envelope of the leased property and in the systems of the building where the leased property is located.

The Leased Property:

Areas on the second floor and on the fifth floor, as set forth hereafter, in building no. 11 in Kiryat Weizmann Science Park in Ness Ziona (hereinafter respectively: the “Building”, the “Park”), as marked in red on the blueprint attached to this agreement as appendix “C” and as set forth in the technical specifications attached as appendix “I”.

The Area of the Leased Property:

-The area of the leased property for the purpose of the payments according to this agreement is as set forth hereafter:

The area of the second floor, approximately 1,019 square meters gross (hereinafter: “Area A”).

The area of the fifth floor, approximately 537 square meters gross (hereinafter: “Area B”).

The total area of the leased property- approximately 1,556 square meters.

(Except if expressly stated otherwise, Area A and Area B shall be hereinafter referred to as the “Area of the Leased Property”).

It is clarified that the area of the leased property includes loading for common use in the public areas in the building.

Date of Deliver:

The date of delivery is the 1st of January 2016

Notwithstanding the agreement, that the landlord shall be entitled to defer the delivery date during a period of up to 14 days for any reason. The landlord shall notify the tenant of a deferral of the delivery date when it becomes aware of this. It is clarified that such deferral as mentioned above shall not be considered as a breach of the lease agreement by the landlord and in this case the delivery date stipulated above shall be deferred to a date that shall be set forth in the landlord’s notice and the tenant shall be required to pay the rent from the actual delivery date and onward.

A delay in the delivery of the leased property for reasons dependent on the tenant and/or on anyone on his behalf shall postpone and delay the actual delivery date but not the tenant’s undertakings from the delivery date stipulates above and onward, including but not only, with respect to his undertakings to pay the rent and management fees and other such payments for the lease property, in accordance with the provisions of this agreement.

The leased property shall be given to the tenant at the date of delivery “As Is” when it is built in accordance with the provisions set forth in appendix “I”, without the landlord performing any work and/or adjustments of any type.

The Lease Period:

The period that begins from the delivery date in other words on the 1st of January 2016 and that ends 120 calendar months afterwards in other words on the 31st of December 2025 (hereinafter the “Lease Period”).

Notwithstanding the aforesaid, it is agreed that during the lease period the tenant shall be entitled to terminate the lease in the leased property, at the end of sixty (60) months after the date of commencement of the lease period, in other words on the 31st of December 2020 and at this time only (hereinafter the: “Exit Point”) subject to the provisions hereafter. The termination of the tenant’s lease at the exit point shall be permitted only subject to receiving an unqualified and unconditional written notice from the tenant regarding his wish to terminate the lease in the leased property at the exit point as mentioned (hereinafter the “Notice”), that shall be received at the landlord at least 180 days before the date of the exit point, in other words up to and including the 30th of June 2020 hereinafter the “Date of Giving the Notice”). It is clarified that insofar as the tenant shall not transfer the notice by the date of giving the notice the tenant shall not be entitled to exercise his right to such exit point. The aforesaid does not derogate from the tenant’s duty to bear the relative refund of the construction budget as set forth hereafter.

Section 3:

Holding the leased property in accordance with this agreement shall be delivered at the delivery date, subject to the fulfillment of the tenant’s obligations in full and on time, as mentioned in sections 7.2, 16 and payment of the sum according to section 7.1.3 hereafter, in the condition it is in “As-Is” at the time of signing this agreement when it is built in accordance with the technical specifications attached as appendix I, and when the building’s systems are in good working order and operate with the landlord having to perform any adjustment work and/or renovations and/or construction work of any type and kind. The tenant declares that he accepts possession when the leased property is in the condition it was at the time of signing this agreement AS IS, and that he hereby waives any claim and/or demand and/or lawsuit against the landlord and/or anyone on its behalf for the leased property’s condition at the time of delivery, and/or at the time of signing this agreement.

A deliver protocol shall be prepared at the delivery date of the leased property to the tenant as mentioned by representatives on behalf of the two parties. The parties shall write the work that the landlord must complete in the leased property in the deliver protocol, insofar as such exist.

For the sake of avoiding doubt, it is clarified that the tenant’s avoidance from cooperating with the landlord in drafting and signing the protocol as mentioned and/or the existence of any flaws and/or the need to complete the work in the leased property by the landlord, shall not prevent receiving possession in the leased property, and the tenant shall be required to receive possession in the leased property provided that according to the decision of the landlord the flaws or the need to complete such work does not prevent the tenant from acting in the leased property in accordance with the purpose of the lease.

The tenant has said to the landlord that he wishes to perform various construction and adjustment work in the leased property. All the construction and adjustment work in the leased property shall be performed by the tenant, at his expense and responsibility. The tenant shall not perform any change and/or renovation and/or construction work and/or adjustment except in accordance with the provisions of the lease agreement and especially the provisions of section 12 of the lease agreement.

It is hereby clarified and agreed that the landlord shall participate in the cost of the construction work of the tenant in the leased property, up to the total sum of 4,000 NIS with additional VAT per square meter gross out of the area of the leased property (hereinafter: the “Landlord’s Participation in the Cost of the Construction Work” and/or the “Construction Budget”) which shall be paid to the tenant according to the method of the end of the invoice month + 60 days and this is against presenting a lawful tax invoice which is made out in the name of the landlord. The tenant undertakes that he shall bear alone any additional cost, if and insofar as this shall be required beyond the participation sum of the landlord in the cost of the construction work in the framework of the construction work and/or any other work that the tenant shall wish to perform in the leased property, and he shall pay any additional sum that shall be required directly to the contractor a mentioned. It is agreed by the parties that the liability for performing the tenant’s work, with all that this entails, including with respect to planning and coordinating with every relevant party that shall be required, shall be of the tenant only. It is hereby clarified and agreed, that the landlord’s participation in the cost of the construction work as set forth above, shall not impose on the landlord any liability with respect to the planning and/or performance of the construction work, and the tenant hereby declares that he shall be solely responsible for receiving any approval and/or permit required according to law, and he shall be responsible for performing and planning the construction work. The tenant hereby declares and confirms that he does not have and he shall not have any claim and/or demand and/or lawsuit towards the landlord in this respect.

In order to eliminate doubt, the landlord is not required to perform any adjustment work and/or renovation work and/or construction work in the leased property.

A refund of the construction budget shall be according to the rate of 1.17 NIS for each 1 (one) square meter for an investment of 100 NIS per square meter (in other words 46.8 NIS per square meter for the construction budget of 4,000 NIS per square meter as mentioned above) when it is linked to the increase of the index starting from the month when the landlord shall actually pay to the tenant the entire construction budget with additional VAT (hereinafter the “Refund of the Construction Budget”). The sum of the refund of the construction budget shall be added to the rent and it shall be paid on time and in the manner in which the rent is paid.

For the sake of avoiding doubt it is hereby clarified that the construction budget as defined hereafter was determined under the agreed assumption that the lease period shall continue for 10 years at least. Therefore insofar as the lease period in the leased property shall continue over a shorter period than 10 years as mentioned, for any reason including the early cessation of the lease period and/or the cancellation of the lease agreement as a result of its breach by the tenant and/or its termination at an exit point etc… the tenant hereby undertakes to pay to the landlord a one- time payment, no later than the date of vacation the leased property and as an additional condition for returning the securities to the tenant (and without derogating from the landlord’s rights in this matter in any situation of a breach of contract by the tenant), the sum equal to 10% of the construction budget for each lease year which was not realized (or any part of it). Thus for instance, in the event that the tenant shall wish to terminate his lease in the leased property after five (5) years, the refund sum of the construction budget shall be 50% of the total sum of the construction budget, when this sum is linked to the base index with additional lawful VAT.

It is agreed that the securities that shall be given by the tenant to the landlord in accordance with the provisions of this agreement shall serve also for ensuring the tenant’s undertakings for the aforesaid, all without derogating from any other remedy and/or relief that are reserved to the landlord according to this agreement and/or according to any law.

It is clarified that the aforesaid is not a consent and/or approval to shorten the lease period, for any reason, except with respect to the tenant’s right to terminate the agreement at the date of the exit point.

Section 4.3: After the words: “All the payments”, the following words shall be added: “that apply to the tenant in accordance with the provisions of this agreement and subject to the provisions of section 8.1.1 hereafter”.

Section 5: It shall be added at the end: “Except for hidden defects that could not have been discovered in a reasonable examination which can prevent the use of the leased property in accordance with the purpose of the lease”.

Section 6: Subject to any law, the purpose of the lease in the leased property is offices and laboratories for developing and producing drugs, and for this only.

Section 7:

The base index: The consumer price index (General) that was published on the 15th of December 2015 for the month of November year 2015 (                    points, base 2010).

Section 7.2: After the words: “a notice to the tenant” the words “in writing” shall be written.

Section 7.3: At the end of the first paragraph – it is clarified that the division of the rent payments is under the sole responsibility of the landlord.

At the end of the second paragraph it shall be written: “Notwithstanding the aforesaid it is agreed that the notice of the split, shall be given in writing and it shall be signed by each of the landlord’s individuals”.

Third paragraph: “Instead of: “3 days” the words “7 business days: shall be written.

The Rent: The rent that the tenant shall pay for the leased property during the first lease period shall be the sum of 48 NIS for each square meter gross of the area of the leased property per month, when this sum is linked to the base index and with additional lawful VAT.

The landlord hereby notifies to the tenant that it has pledged in favor of the bank and it has registered in its favor a first degree pledge for the land on which the leased property is built.

It is hereby clarified that the tenant shall be exempt from the duty to pay rent and management fees to the landlord as follows:

For Area A: For a consecutive period of six months beginning a month after the delivery date as defined above, in other words on the 1st of February 2016 and that ends on the 31st of July 2016 (hereinafter the “Exemption Period”).

For Area B: For a consecutive period of ten month beginning with the month after the delivery date as defined above, in other words on the 1st of February 2016 and that ends on the 30th of November 2016.

It is clarified that no extension of the exemption period and/or of the additional exemption period shall be given for any reason (except in the event that the landlord shall not deliver the leased property to the tenant at the delivery date, due to a direct action or omission of the landlord, in which case the exemption period shall be deferred in accordance with the actual date of delivery). For the sake of avoiding doubt it is clarified that the aforesaid does not derogate from the tenant’s duty to pay to the landlord and/or to any third party the balance of the rent payments that apply to the tenant according to the agreement (except for the rent and the management fees, as mentioned above) including and without derogating from the supply of electricity, parking fees, water, municipal taxes and other such payments also during the additional exemption period.

Section 7.4: Instead of: “7 days” – it shall be written “10 days”).

Section 7.5: It is clarified that the rent shall be as set forth in this addendum.

Section 7.9 shall be added: It is clarified that a delay in payment that does not exceed 7 business days does not constitute a breach.

Section 8 – Taxes

Section 8.1.1: Notwithstanding the provisions in section 8 and in section 4.3, it is clarified that taxes that apply according to law to the owners (as opposed to the tenant and/or user and/or possessor) shall apply and be paid by the landlord and not by the tenant. However, it is expressly agreed that in any case, the tenant shall pay the municipal taxes and/or governmental taxes that according to their nature are imposed on the possessor and/or user of property (and this is as opposed to payments imposed on owners and/or the lessee of property) for the leased area. It is clarified that insofar as a betterment levy shall be imposed as a result of use of the tenant in the leased property in deviation from the purpose of the lease – the tenant shall pay it.

In the second paragraph – the sentence that begins with the words “and the taxes that apply to the owners” and to the end of the paragraph shall be deleted.

Section 8.1.4: Shall be deleted.

Section 8.2: Instead of “of two business days” it shall be written: “in writing of 5 business days”.

Section 10.1.2: For the sake of avoiding doubt the tenant shall install in the building where the leased property is located an energy meter and he shall bear the cost of the energy consumption in accordance with the calculation that shall be presented by the landlord.

Section 10.2: “Notwithstanding the aforesaid, the landlord is responsible for the intactness of the envelope of the leased property and/or the general systems in the leased property that serve the leased property together with the other leased properties in the building, and to repair them, at its expense and responsibility within a reasonable time in the circumstances of the matter.

Section 10.3: The second paragraph – the words “and the exits” shall be deleted.

Section 11.1: It shall be written in the end: “Insofar as required according to law and after receiving the demand from the tenant within a reasonable time, the landlord undertakes to sign all the documents that shall be required from it, as the owner, for receiving the licenses provided that this will not impose on the landlord any cost”.

Section 12.2.6: After the words: “At any time” it shall be written: “And in advance coordination with the tenant”.

Section 12.2.9: The words “if possible” shall be deleted.

Section 14.2: After the words: “To the leased property and the installations” it shall be written: “as a result of the tenant including his employees, managers, visitors and anyone on his behalf.”

Section 14.3: After the words; “To do so” it shall be written: “After giving a notice of 3 days in advance during which the amendment was not performed”. It shall be written at the end: “The aforesaid does not derogate from the landlord’s obligation with respect to the intactness of the envelope of the leased property and/or the good working order of the systems in the leased property and/or the public systems in the building, and to repair them, at its expense and responsibility within a reasonable time after receiving the tenant’s demand”.

Section 15: At the end of sections 15.1, 15.2 and 15.3 it shall be written: “Except if the damage was caused as a result of a negligent or malicious action or omission of the landlord and/or anyone on its behalf, including the management company”.

Section 15.4: At the end it shall be added “provided that insofar as it is possible to do so, the landlord has notified the tenant in advance and in writing of the demand and/or lawsuit and/or charge as mentioned and it has given the tenant a reasonable opportunity to defend itself against them. It is clarified that indemnification for damage that was ruled in a legal proceeding shall be paid against a judgment the execution of which was not stayed.”

Section 17.1: It is clarified that the landlord shall not add floors to the building.

Section 17.2: After the words: “As much as possible” it shall be written: “In coordination and”.

Section 18.2: Notwithstanding the aforesaid the tenant shall be entitled to change the control in the tenant’s corporation after giving notice to the landlord. In this event, the landlord shall have the right to cancel the contract giving notice in writing to the tenant of 60 days in advance. Such cancellation can be made by the landlord for reasonable and relevant reasons only (such as economic strength and/or the reputation of the transferee controlling shareholder etc…).

Section 18.4: Notwithstanding the aforesaid, it is agreed that the tenant shall be entitled to allow a sub- tenant on his behalf (hereinafter the “Sub- Tenant”) whose identity shall be approved in advance by the landlord, to use the leased property subject to the tenant remaining solely and fully responsible for the fulfillment of all the tenant’s obligations according to the lease agreement for the entire area of the leased property. It is agreed that the landlord’s refusal to approve a sub- tenant for reasons connected to his reputation and/or economic situation shall not be considered as an unjustified refusal. In order to avoid doubt it is clarified that the landlord shall not be charged any cost and/or expense and/or bear any liability with respect to the leased property being used by a sub- tenant as mentioned, including with respect to internal adjustments of the leased property to the needs of the sub- tenant.

It is agreed that the sub- tenant as mentioned shall sign a document that confers upon him the status of an “permitted party” towards the landlord in the leased property, in the version acceptable at the landlord, and the signed document shall be given to the landlord before the sub- tenant enters the leased property and as a condition for him entering the leased property as mentioned, and the tenant shall be required, towards the landlord, to pay all of his obligations according to this agreement, including the payment of rent for the entire area of the leased property. It is agreed that in the event that the sub- tenant of the tenant shall be a parent company and/or subsidiary and/or associated company of the tenant, and in this case only, the sub- tenant shall not be required to sign the document mentioned in this paragraph above, however, this does not derogate from the tenant’s liability towards the landlord to fulfill all of his undertakings in accordance with the provisions of this contract.

The tenant’s undertakings according to the lease agreement shall apply to the sub- tenant mutatis mutandis, however the tenant’s rights towards the landlord according to the lease agreement shall not be conferred to the sub- tenant except for the landlord’s permission to the sub- tenant to use the leased property subject to the terms of the “Permitted party” document.

It is further agreed that the tenant shall be entitled to terminate the lease period early, provided that the landlord shall find a substitute tenant, whose identity shall be approved in advance and in writing by the landlord, who shall lease the leased property from the landlord instead of the tenant, according to the terms of this agreement, and subject to providing securities to the landlord’s satisfaction. The landlord shall not refuse to approve the identity of the substitute tenant, except for reasonable reasons. It is agreed that the landlord’s refusal to approve a substitute tenant for reasons connected to his reputation, his economic situation or his incompatibility to the assortment of activities in the building, shall not be considered an unjustified refusal. Transferring the lease to a substitute tenant as mentioned shall be made in a triangle agreement signed by the landlord the tenant and the substitute tenant, in the version acceptable at the landlord. In order to avoid doubt it is clarified that the landlord shall not be required to pay any cost and/or expense and/or it shall not bear any liability with respect to leasing the leased property to the substitute tenant, including with respect to internal adjustments made for the needs of the substitute tenant.

Section 19.1: The paragraph beginning with the words: “In order to prevent doubt” shall be deleted until the end of the paragraph.

Section 19.6: The right mentioned in the section shall be available to the landlord after giving a warning to the tenant of 7 business days in advance.

Section 20.1.1: Instead of: “48 hours after signing this agreement” it shall be written: “Up to and no later than 7 days before the delivery date”.

Section 20.1.1.A: Instead of the words: “In the sum equal to the rent for 9 months of lease with additional VAT and management fees of 9 months of the lease” it shall be written “In the sum equal to the rent of 12 months lease with additional VAT, and management fees of 12 months lease”.

Section 20.1.1.B: Shall be deleted.

Section 20.1.2: It is clarified that an update of the guarantee sum shall be made parallel to the time when the tenant is required to renew the validity of the guarantee.

Section 20.2: The landlord shall not be entitled to use the guarantee except only in the case where the agreement was materially breached by the tenant, and after the tenant was given an advance written warning of 10 business days regarding the realization of the guarantee during which the breach was not repaired.

Section 22: The end shall be deleted from the words: “or interest in the rate of 5% per month and up to the “higher of the two”.

Appendix G

Section 6B: It shall be written in the end: “provided that the landlord shall give the tenant a written notice regarding the disconnection of at least 7 days in advance.”

Appendix H: Shall be deleted.

Parking spaces:

During the lease period, the tenant shall be entitled to use, for purposes of parking only, 30 (thirty) parking spaces in total, in the underground covered parking lot, that are marked in the blueprint (appendix C of this agreement (hereinafter: the “Parking Spaces in the Lower Parking Lot”; the “Parking Spaces”; the “Parking Lot”). The landlord shall be entitled to change the location of the parking spaces from time to time, in accordance with its discretion and for relevant reasons only, and provided that the parking spaces shall remain in the lower covered parking lot, subject to giving a notice to the tenant, without the tenant having any claim and/or lawsuit and/or demand with respect to this.

For each of the parking spaces, the tenant shall pay to the landlord the sum of 350 NIS per month, when this sum is linked to the base index with additional lawful VAT.

The following provisions shall apply to the use of all the parking spaces:

The parking fees that shall be paid for the parking spaces as set forth above shall be paid for the right to use the parking spaces only, and not for guarding or for providing any other service to the tenant and/or to the vehicle that shall park at the parking spaces. By signing this addendum the tenant confirms that he is aware that the landlord does not providing guarding services in the parking lots of any type. The tenant releases the landlord from any liability for guarding the vehicles that shall park in the parking spaces and the provisions of the Bailees Law, 5727- 1967 shall not apply to this agreement.

The tenant shall bear all the taxes and the levies for the parking spaces, insofar as these shall apply, except for the payment of municipal taxes and management fees included in the parking fees.

The tenant and/or anyone on his behalf undertake to fulfill all the instructions of the landlord and/or of anyone on its behalf that refer to the management of the parking lot, its operating procedures, parking and traffic procedures in it etc… - including those that shall be presented from time to time throughout the parking lot by signs and/or in any other manner.

For the sake of avoiding doubt – the landlord and/or those on its behalf and/or any entity and/or person that are employed by it and/or that act in its name are not responsible for any harm, theft, damage, or loss of any type and/or for any reason, that shall be incurred by the tenant and/or anyone on his behalf, to a vehicle and/or to any other person or property in the area of the parking lot.

The Landlord	The Tenant

Appendix A1

Date:

                    (the lessee)

Subject: Payments that are due or may become due to us from you in accordance with the leasing agreement between us dated                      regarding                      the real estate known as plot                      in accordance with plan                     , block 3851, sections                      (in part), located in Nes Zione (hereinafter: “the agreement”, “the real estate”).

Whereas in order to ensure that all the sums that are due and/or that may become due from Africa Israel Assets Ltd and/or EF-SHAR Ltd (that shall be called jointly below (“AI”) to Bank Leumi Le’Israel Ltd. (hereinafter: “the bank”) and to companies from the group of Harel Insurance Company Ltd (hereinafter: “Harel”, and jointly with the bank, “the loaners”), in accordance with loans, credit and/or other banking services that AI has received and/or is about to receive from the borrowers without limitation to their overall sum, AI has encumbered for the benefit of the bank (for it and in trust for Harel) all its rights to the real estate and has also mortgaged and assigned to the bank as aforesaid, by means of a lien, all its rights to receive the monies due to it and/or that may become due to it from you in accordance with the agreement, in accordance with AI’s share, as set forth in the preamble to the agreement.

Consequently we hereby give you irrevocable instructions as follows:

1.	If the payments that you are obligated to pay us in accordance with the agreement are made by you by means of a permission to charge an account (standing order) or by means of a bank transfer – to transfer to an account in our name, numbered 515093/91, in the main branch of the bank in Tel Aviv (numbered 800) only, any sum that is or may be due to us from you in accordance with the agreement, on account of the rent (including any payment for parking places), and this on the date fixed for its payment (hereinafter: “the rent”). To remove any doubts, the aforesaid shall not apply to the services charges and the other leasing payments (hereinafter: “the additional payments”), that shall be paid to an account in the name of Africa Israel Assets Ltd, numbered 515093/89, in the main branch of the bank in Tel Aviv (numbered 800) only.

If the payments that you are obligated to pay us in accordance with the agreement are made by you by means of checks, the checks shall be written to the order of Africa Israel Assets Ltd.

To remove any doubts, the fact that the additional payments will be paid to an account in the name of Africa Israel Assets Ltd only and/or that the checks will be written to the order of Africa Israel Assets Ltd only, shall not limit the rights of each of us to the payments of the rent.

2.	Not to transfer to us or to a third party or to any other account whatsoever, any sum of the rent that is and/or may become due to us in accordance with the agreement as aforesaid, except with the consent of the loaners to this, in advance and in writing, and all except in the circumstances as set forth in section 3 below.

3.	That set forth in section 1 above shall apply during the entire period of the lease including all its extensions, unless you are given notice from one of us (to remove any doubts, each of us separately) (hereinafter: “the splitting notice”), according to which you will be required, starting from the date of receipt of the notice onwards, to cease to pay the rent and the additional payments as set forth in section 1 above, and instead of this to split all the rent payments (as set forth in the agreement) and to pay to each of us its share of the rent separately, as set forth below:

3.1	34.7% of the rent shall be paid to account No. 67100/35 in the main branch of the bank in Tel Aviv (numbered 800), in the name of EF-SHAR Ltd, or to any other account in the name of EF-SHAR Ltd to be furnished to you in writing by the bank.

3.2	25.3% of the rent and 60% of the additional payments, shall be paid to account No. 26520/42 in the main branch of the bank in Tel Aviv (numbered 800), in the name of Africa Israel Assets Ltd, or to any other account in the name of Africa Israel Assets Ltd, to be furnished to you in writing by the bank.

3.3	40% of the rent and of the additional payments, shall be to account No. 83000/10 in Bank Leumi Le’Israel Ltd., branch 978, in the name of the Weizman Institute of Science (hereinafter: “the Institute”), to be furnished to you in writing by the bank.

Or, alternatively, to give to each of us checks to its order in respect of its share of the rent, as set forth in the preamble to the agreement, where subject to the delivery of the aforesaid checks, you shall be entitled to receive from Africa Israel Assets Ltd the original checks that were deposited by you in its hands.

To remove any doubts, it is clarified that as long as you are not given notice of splitting, you must pay the rent (as set forth in the agreement) as set forth in section 1 above.

4.	These provisions are irrevocable and may not be cancelled or changed except with the consent of the loaners in writing.

5.	Please confirm your consent to the aforesaid provisions and that you will act in accordance with these provisions.

To remove any doubts, the rights of the Institute in the real estate, including its rights to receive the monies due to it and/or that may become due to it from you in accordance with the agreement, are not in any way whatsoever subject to the aforesaid liens for the benefit of the bank (for it and in trust for Harel).

Africa Israel Assets Ltd

EF-SHAR Ltd

Weizman Institute of Science

Approval by the lessee

Bank Leumi Le’Israel Ltd.

Harel Insurance Company Ltd

Harel Pension Funds Management Ltd

Dikla Insurance Company Ltd

Harel Benefit and Courses Ltd

Harel Atidot Benefit Funds Ltd

Manof Pension Funds Management Ltd

Savings Fund for the Professional Army – Company for the Management of Benefit Funds Ltd

La’atid Company for the Management of Pension Funds Ltd

IMI – Ezer Company for the Insurance of Mortgages Ltd

We hereby agree to encumber the rights of AI in the real estate and to mortgage and assign the contractual rights of AI by virtue of the aforesaid agreement, for your benefit.

We have noted the aforesaid irrevocable provisions and we hereby undertake to act in accordance with them.

Furthermore, we hereby waive, fully and absolutely, all the rights of offsetting and holding up that we may have, in accordance with the agreement and/or by law.

Signature and stamp of the lessee

Date

Appendix D- 1

Certificate of Work Insurance

Date:

Attn

1.	Africa Israel Properties Ltd.

4 Hahoresh Blvd. Yehud

2.	Ef- Shar Ltd.

4 Hahoresh Blvd. Yehud

3.	Weizmann Institute of Science

At the Weizmann Institute of Science Properties and Development (Mul Nof) Ltd.

Sagan House, Weizmann Institute of Science, 24 Herzl St. Rehovot

(hereinafter jointly, as opposed to “jointly and separately: the “Landlord”)

Dear sirs,

Re: Our insured:                      (hereinafter the “Tenant”)

Certificate of insurance with respect to the lease agreement of the                      executed between the Landlord and the Tenant for leasing a property at the Science Park Kiryat Weizmann.

(hereinafter: the “Leased Property”, the “Park” and the “Agreement”, respectively).

We hereby confirm that starting from the                      to the                      our company has issued, at the Tenant’s request, an insurance policy for all contractors’ work risks (hereinafter the “Policy”) for the work performed by it in the Leased Property.

The name of the insured party in the policy: The Tenant and/or contractors and/or sub- contractors, and with respect to chapters B and C hereafter the insured party was expanded to also include the Landlord and/or the management company.

The policy includes the following insurance chapters:

(1)	Chapter A –

The insurance of the work itself including materials and any property and/or equipment and/or installations that serve for performing the work, at their full value. This chapter incudes a waiver of the right of subrogation towards the Landlord and/or the management company, their employees, and their managers, and towards other renters and/or residents and/or the other right holders in the park, when the property insurance and/or the work insurance (chapter A) of the other renters and/or residents and/or other right holders in the park include a parallel waiver of the right of subrogation in favor of the Tenant, provided that the waiver of the right of subrogation as mentioned shall not apply in favor of a person that maliciously caused damage.

This chapter includes coverage of property that is adjacent to the property which is being worked on up to the sum of $150,000.

This chapter includes coverage for removing rubble up to the sum of $100,000.

(2)	Chapter B –

Third party liability insurance to cover the liability of insured parties according to law for harm and/or damage that shall be caused to the body and/or property of any person and/or entity as a result of performing the work, under the liability limits of $1,000,000 per event and in the aggregate for the insurance period. This chapter does not include any limit regarding liability that arises from fire, explosion, shock, lifting devices, unloading and uploading, defective sanitary devices, poisoning and anything harmful in food of beverage, shaking and the weakening of supports, liability for bodily injury that arises from use of engineering mechanical equipment that is a motor vehicle and where there is no legal duty to insure it, disturbances, malicious damage and subrogation claims by the National Insurance Institution.

The Landlord’s property for the purpose of the insurance according to this chapter shall be considered as third party insurance.

(3)	Chapter C –

Employers’ liability insurance to cover the liability of those insured according to the Torts Ordinance [New Version] and/or the Liability for Defective Products Law, 5740- 1980 towards anyone employed in performing the work, under a liability limit of $5,000,000 per claimant, per event and in the aggregate for the insurance period. This chapter does not include any limit regarding contractors, sub- contractors and their employees, work at height and at depth, baits and poisons, the employment of youth and work hours.

General for all chapters of the policy

The policy includes an expanded maintenance period of 12 months.

The “Landlord” for the purpose of this insurance and/or this certificate includes the parent company and/or subsidiaries and/or associated companies and/or connected companies and/or any company in the Africa – Israel group and/or their employees and/or their managers.

The version of the policies shall not be less than the version known as the relevant edition of the Bit policy at the time the insurance was issued.

The policy includes a waiver of the right of subrogation towards the Landlord and/or the management company, their employees and their managers provided that a waiver of the right of subrogation as mentioned shall not apply in favor of a person that maliciously caused the damage.

A breach of the terms of the policy in good faith by the Tenant shall not harm the Landlord’s rights and/or the rights of the management company according to it.

The insurance is prior to any insurance that is taken out by the Landlord and/or the management company and we waive any claim and/or demand regarding the participation of the Landlord’s and/or the management company’s insurance policies.

We confirm that the Tenant only is responsible for payment of the insurance fees and the sums of the deductibles for this insurance.

We undertake that this policy shall not be reduced.

This certificate of ours is subject to the terms and qualifications of the original insurance policy, insofar as it has not been changed according to the provisions in this certificate.

(stamp of the insurer)	(signature of the insurer)	(name of the signatory)	position of the signatory)

Appendix D- 2

Certificate of Insurance

Date:

Attn

1.	Ef- Shar Ltd.

4 Hahoresh Blvd. Yehud

2.	Weizmann Institute of Science

At the Weizmann Institute of Science Properties and Development (Mul Nof) Ltd.

Sagan House, Weizmann Institute of Science, 24 Herzl St. Rehovot

(hereinafter jointly, as opposed to “jointly and separately: the “Landlord”)

Dear sirs,

Re: Our insured:                      (hereinafter the “Tenant”)

Certificate of insurance with respect to the lease agreement of the                      executed between the Landlord and the Tenant for leasing a property at the Science Park Kiryat Weizmann.

(hereinafter: the “Leased Property”, the “Park” and the “Agreement”, respectively).

We hereby confirm that starting from the                      to the                      our company has issued, the insurance policies hereafter for the Tenant’s activities, including his activities in the Park and including at the time the adjustment work of the Leased Property is performed :-

1.	“Extended Fire” insurance that covers at full reinstatement value the content of the Leased Property including an property and/or equipment that serves the Leased Property that is owned by and/or under the Tenant’s responsibility and that is outside of the Leased Property and any changes and/or additions to the Leased Property that were made and/or shall be made by the Tenant and/or for him, against the customary risks in “extended fire” insurance including, fire, lightening, smoke, explosion, earthquake, storm, flood, water damage, harm by aircraft, impact, breaking and entering, robbery, disturbances, strikes, glass breakage and malicious damage (hereinafter the “Extended Fire Risks”).

The insurance shall include a waiver of the right of subrogation towards the Landlord and/or the management company, their employees and managers, and towards the other renters and/or residents and/or other right holders in the park (hereinafter the “Other Right Holders”) when the property insurance policies of the other right holders include a parallel clause regarding the waiver of the right of subrogation towards the Tenant, and provided that the waiver of the right of subrogation as mentioned shall not apply in favor of a person that maliciously caused the damage.

2.

Third party liability insurance to cover the Tenant’s liability according to law for harm and/or damage that shall be that shall be caused to the body and/or property of any person and/or entity, under the liability limits of $1,000,000 per event and in the aggregate for the insurance period. This insurance does not include any limit regarding liability that arises from fire, explosion, shock, lifting devices, unloading and uploading, defective sanitary devices, poisoning and anything harmful in food of beverage, disturbances, strikes, malicious damage, liability for and towards contractors, sub- contractors and their employees and subrogation claims by the National Insurance Institution. The insurance is expanded to include the Landlord’s and/or the management company’s liability for the Tenant’s actions and/or omissions subject to a cross liability clause.

3.	Employers’ liability insurance to cover the liability of the Tenant according to the Torts Ordinance [New Version] and/or the Liability for Defective Products Law, 5740- 1980 towards his employees for bodily harm and/or illness caused to them while and as a result of their work, under a liability limit of $5,000,000 per claimant, per event and in the aggregate for the insurance period. This insurance does not include any limit regarding the Tenant’s liability towards contractors, sub- contractors and their employees, if they shall be considered as the Tenant’s employees, and regarding work at height and at depth, baits and poisons, the employment of youth and work hours. The insurance is expanded to indemnify the Landlord and/or the management company if they shall be considered the employers of any of the Tenant’s employees or if it shall be determined that they bear vicarious liability with respect to the Tenant’s liability towards his employees.

4.	Consequential loss insurance for the Tenant (except for the loss of rent and/or management fees) as a result of loss or damage to the Leased Property and/or its content and/or as a result of preventing access to the Leased Property as a result of extended fire risks for an indemnification period of 12 months.

The insurance includes a waiver of the right of subrogation towards the Landlord and/or the management company, their employees and managers, and towards the other right holders when the consequential loss insurance policies of the other right holders includes a parallel clause regarding the waiver of the right of subrogation towards the Tenant, and provided that the waiver of the right of subrogation as mentioned shall not apply in favor of a person that maliciously caused damage.

General for all the policies

The “Landlord” for the purpose of these insurances and/or this certificate includes the parent companies and/or subsidiaries and/or associated companies and/or connected companies and/or any company in the Africa – Israel group and/or their employees and/or their managers.

The version of the policies shall not be less than the version known as the relevant edition of the Bit policy at the time the insurance was issued.

A breach of the terms of the policies by the Tenant in good faith shall not harm the Landlord’s rights and/or the management company’s rights according to them.

These insurances are first and prior to any insurance that was taken out by the Landlord and/or the management company and we waive any claim and/or demand regarding the participation of the Landlord’s and/or the management company’s insurances.

We confirm that the Tenant only is responsible for the payment of the insurance fees and the sums of the deductibles for this insurance.

We undertake that these policies shall not be cancelled and not reduced for the duration of the insurance period, except with a notice of 60 days to the Landlord, in writing, by registered mail.

This certificate of ours is subject to the terms and qualifications of the original insurance policy, insofar as it has not been changed according to the provisions in this certificate.

(stamp of the insurer)	(signature of the insurer)	(name of the signatory)	position of the signatory)

Appendix E

Version of the Bank Guarantee

Attn.

1.	Africa Israel Properties Ltd.

4 Hahoresh St. Yehud

2.	Ef- Shar Ltd.

4 Hahoresh St. Yehud

3.	The Weizmann Institute of Science

4.	At Weizmann Institute of Science, Properties and Development (Mul Nof) Ltd.

Sagan House, Weizmann Institute of Science, 234 Herzl St. Rehovot

Dear sirs,

Re: Bank Guarantee

According to the request of                      (hereinafter: the “Tenant”) we hereby undertake and are liable towards you to pay any sum under the limit of                      NIS (in words:                      NIS) when this sum is linked to the consumer price index (including vegetables and fruit) that is published by the Central Bureau of Statistics when the base index is the index of the month of                      year                      - (hereinafter the “Guarantee Sum”).

We undertake to pay you any sum that shall be demanded by you under the limit of the guarantee sum immediately upon your first written demand, and no later than two business days after the day of demand, and without you having to base or prove your demand. Any sum that shall be paid by us as mentioned, shall be divided between you so that Africa Israel Properties Ltd. and Ef- Shar Ltd. shall be entitled (together) to 60% of such payment and the Weizmann Institute of Science shall be entitled to 40% of such payment.

You shall be entitled to demand payment of the entire guarantee sum from us or demand from us from time to time sums on account of the guarantee sum, and in this case the guarantee shall remain in force regarding the balance of the guarantee sums after each payment, provided that the total sum of your demands shall not exceed the guarantee sum.

This guarantee shall be in full force up to the                      at 12:00 inclusive, and any demand according to it must be given to us by no later than this time.

Bank

Appendix “F”

Procedure of Working with Heat

1.	Waste materials, empty boxes, crates and wood and paper waste shall be removed from the Leased Property by the Tenant each day and they shall be stored at a safe distance from it, in the sites intended for this in the park.

2.	No “work with heat” shall be performed in the area of the Leased Property at a radius of 10 meters from any flammable material not in accordance with the procedure set forth hereafter:

2.1.	The term “work with heat” means: performing any work while using welding and/or cutting with heat and/or using open fire.

2.2.	Any contractor or sub- contractor whose work involves “working with heat” shall appoint a supervisor (hereinafter: “Supervisor”) whose duty it shall be to ascertain that no work with heat shall be performed not in accordance with the provisions in this procedure.

2.3.	Before commencing the performance of any work with heat, the supervisor shall survey the area that is intended for performing the work with heat, and ascertain that flammable material of any type is removed from the area in a radius of at least 10 meters from the place of performing the work with heat, when fixed flammable objects, that cannot be moved, shall be covered with an fireproof cover.

2.4.	The supervisor shall appoint a person that shall serve as a fire scout (hereinafter: “Fire Scout”) who is equipped with fire extinguishing means which are suitable to extinguish types of flammable materials that are in the surroundings of the place where work with heat is being performed (but no less than two 6 kilogram sprinklers which are in good working order at the time of performing the welding work). The sole job of the fire scout shall be to observe the performance of the work with heat and to immediately put out any fire that erupts that could be due to performing the work with heat.

2.5.	A fire scout shall be present in the place of performing the work with heat starting from the commencement of their performance and up to the end of 30 minutes at least after their completion, in order to ascertain that no sources of combustion have remained.

Appendix “G”

Rules for the Supply of Electricity

1.	Introduction

The provisions of this appendix shall apply to the Tenant and shall bind him insofar as in the building where the Leased Property is located the Landlord provides electricity services as defined hereafter.

This appendix set forth the mutual undertakings of the parties with respect to the supply of electricity services to the Leased Property as defined hereafter.

The following terms shall be given the meaning set forth at their side as follows:

The “Agreement” -	the lease agreement as defined above, and the addendum to it.

The “Landlord”-	whoever’s details appear in the agreement as the Landlord, including the management company and/or anyone on their behalf.

The “Tenant” -	whoever’s details appear in the agreement as the Tenant.

The “Engineer”-	an electrical engineer or certified electrician that shall be responsible for the electrical system in the building.

The “Leased

Property” -	the area leased to the Tenant by the Landlord according to this agreement.

The “Building”-	the structure in the in Weizmann Park Ness Ziona, in which the Leased Property is located.

“Electricity Services” -	the supply of electricity, maintenance of electrical installations that shall be installed in the building and in the Leased Property by the Landlord, insurance of these electrical installations, operating and maintaining the electricity control system in the building and its installations, except for the electricity installations that shall be installed in the Leased Property by the Tenant.

2.	General

a.	All the electricity services to the Leased Property shall be provided by the Landlord.

b.	The charge of the Tenant for the supply of electricity services, shall be made on a basis of a readout of the electricity meter, which shall measure the supply of electricity to the Leased Property, and in addition to charges for use of the common electricity installations, insurance of the electricity installations, maintenance of the electricity installations etc… all as set forth hereafter in this appendix.

c.	The Tenant declares and undertakes to use only the electricity services supply that shall be supplied by the Landlord and not turn to the Electric Corp. with a request to install a separate meter and/or separate supply and/or direct supply of electricity and/or direct payment to the Electric Corp. and the Tenant shall bear all the Landlord’s damage in such case. The aforesaid does not derogate from the right of the Israel Electric Corp. Ltd. to connect the Tenant directly to the electricity network and to the electricity supply that is given on behalf of the Electric Corp. and this is according to its exclusive discretion in coordination with the Landlord.

The Tenant shall not have any claim for any cause of action against the Electric Corp. for the failure to supply an electricity current and/or disturbances in its supply, including with respect to electronic equipment or otherwise that shall be installed by the Tenant, if installed, in the Leased Property, and the Tenant undertakes to indemnify the Electric Corp. for any cost and damage that shall be caused to it as a result of a claim for the issues as mentioned of any guest and/or authorized person on behalf of the Tenant.

d.	The Landlord shall provide to the Tenant electricity services to the Landlord, when the manner of using the electricity in the Leased Property itself shall be according to the Tenant’s discretion, subject to any law and/or term and/or rules dealing with electricity and the use of it, subject to the other provisions of this appendix.

e.	The Tenant undertakes to sign the undertakings attached as appendix “G1” towards the Electric Corp. A breach of this undertaking is the same as a breach of the lease agreement for all intents and purposes.

f.	Without derogating from the aforesaid, the Tenant is aware that the supply of electricity in bulk is given to the entire building as a whole and any change of the supply method and the transfer to individual supply is subject and conditional inter alia, to the transfer of the entire building as a whole without any exception, including all the renters at the same time, to another method, all in accordance and subject to the terms in the agreement that was signed between the Landlord and the Electric Corp.

3.	Imputing Payments

The Landlord has the right to determine at the time of performing any payment by the Tenant, according to its sole discretion, the charge for which the sum that was paid shall be imputed to his account. In order to avoid doubt, as long as the Landlord has not notified the Tenant otherwise, each payment that the Tenant shall make according to the agreement and its appendixes shall be first imputed for rent, afterwards for maintenance fees and afterwards for electricity, and afterwards for the other costs according to their order.

4.	Checking the Electrical Installations in the Leased Property

a.	The Landlord shall be entitled to visit the Leased Property at any reasonable time, without the need for an advance notice, and to check each electrical installation to examine its safety, and its compatibility with acceptable safety standards.

b.	If the engineer shall think that any electrical installation that was installed in the Leased Property could cause damage to the general electricity supply system in the building and/or that has safety risks and hazards and/or that does not comply with the acceptable safety standards and/or that the burden that it imposes on the electricity services supply system that could disrupt the system – the engineer shall be entitled to demand a repair or replacement and/or change of the installation, and the Tenant undertakes to take all the means necessary for fulfilling the engineer’s demand within 14 days.

c.	The Tenant shall be responsible for any damage that shall be caused to the equipment and/or to the electricity installations in the Leased Property and/or in the electricity system outside of the Leased Property as a result of operating an electricity installation that is not in good working order, as set forth above.

5.	Changes and Additions in the Electricity System

The Tenant is not entitled to perform expansions and/or changes and/or additions in the electricity supply installations that shall be supplied to the Leased Property, and the Landlord shall be entitled to immediately disconnect and/or remove any expansion, change addition etc… that were made without the Landlord’s permission. Such disconnection and/or removal as mentioned shall be made at the Tenant’s expense, and this is without derogating from the Tenant’s liability for any damage that shall be caused to the electricity supply installations as a result of the work as mentioned.

Any change, expansion and/or addition to the electricity supply installations that shall be required by the Tenant beyond the provisions in the contract are conditioned upon receiving the Landlord’s prior written approval and if they shall be approved by the Landlord – they shall be changed payment that shall apply to the Tenant.

Notwithstanding the aforesaid it is clarified that in a one- time and unusual manner the Tenant shall be entitled to make changes in the electricity installations in the Leased Property except in the main electricity board and except in any electricity installation that is a public system or a system that supplies the Leased Property, for the purpose of adjusting the Leased Property for the Tenant’s purposes in accordance with the purpose of the lease through a certified electricity consultant, and this only. The Tenant undertakes that after performing the changes and before re- connecting to the main electricity board, to present before the Landlord an approval of a certified electricity examiner according to which all the actions the changes that the Tenant has made comply with the binding standards and requirements. Re- connecting to the main electricity board shall be subject to receiving the Landlord’s approval for that.

6.	Access and Caring for the Electricity Installations

a.	The Tenant shall permit access to any authorized employee on behalf of the Landlord during any reasonable hour, to any electricity installation in the Leased Property, for examining, inspecting, installing, repairing, replacing faulty parts, removing, dismantling, compiling etc… work that shall be required according to the Landlord in the electricity installations that supply the electricity services to the Leased Property.

b.	For performing the work as mentioned, the Landlord shall be entitled to temporarily disconnect for the time that shall be required, the supply of electricity to the Leased Property, provided that the duration of time in which the electricity supply shall be disconnected to the Leased Property shall be reasonable, taking into consideration the type of work in the Leased Property.

c.	The Tenant shall make sure to turn and/or move any installation that disturbs access in order to perform the work as mentioned above.

7.	Ownership Rights

Any machine, tool and other equipment that are connected to the electricity supply services system that were installed by the Landlord, are the Landlord’s exclusive property, and it is not relevant whether the Tenant has participated in the purchase costs and/or installation costs and/or connection costs of this equipment or not.

8.	Liability for the Landlord’s Property

a.	The Tenant shall be barred from performing any work of any type and kind, in machines, tools and other equipment that belongs to the electricity supply services system to the Leased Property, unless it received a prior written approval from the Landlord, to perform the work as mentioned, was not by the Landlord.

b.	The Tenant shall be responsible to safeguard the equipment described above and its intactness, during the entire lease period, and/or the use of the Leased Property, and he shall be responsible towards the Landlord for any damage that shall be caused to the equipment, that is not such that arises from reasonable wear and tear that was created despite careful and reasonable use of the equipment.

c.	The Tenant undertakes not to make any change in the public electricity systems that supply the Leased Property.

9.	Delivery of Electricity

The Tenant is not entitled to supply and/or sell electricity and/or give any electricity services that were provided to him by the Landlord, for consideration or without consideration and in any other manner, unless this is about the supply of electricity within the area of the Leased Property, to other authorized parties according to the agreement.

10.	Limiting the Landlord’s Liability in the Event of Electricity Outages

a.	The Landlord shall be entitled to stop or to limit the supply of electricity services to the Leased Property and to other places in the building, in the cases set forth hereafter:

i.	In any event of a cessation or limit in the electricity supply due to an internal malfunction and/or external malfunction to the main electricity services supply in the building, such as national power outages or regional power outages, due to the system or the Electric Corp. or in the internal electricity distribution system of the building.

ii.	In any other event, in which the engineer shall order the need for such cessation.

b.	In any event, in which it shall be possible to notify the Tenant of a suspected cessation in the supply of electricity services, a notice of this shall be given in advance from the Landlord, in a manner that shall be determined by the Landlord.

c.	The Landlord shall not be responsible and it shall not bear any damage that shall be caused to the Tenant for power cessations, in the cases set forth above, and/or in any other case that the Landlord has no control over.

11.	Unexpected Changes

If as a result of the law, regulation, order to action of a government authority or other authorized authority, there shall be a need, according to the Landlord’s discretion, to perform any changes in the electricity supply system to the Leased Property, the Landlord shall perform these changes without the Tenant meeting any claim and/or lawsuit for performing such change, and the Tenant shall bear the costs as a result of such work.

12.	Determining the Electricity Supplier for the Leased Property

a.	The quantity of the power supply used in the Leased Property is part of the components for which usage fees shall be paid by the Tenant, in consideration for the supply of electricity services.

b.	The quantity of the power supply (in kilowatts) that the Tenant shall consume in the Leased Property shall be measured by a separate meter that shall be installed in the concentration of the meters in the building and/or in a place that the Landlord shall determine in the building.

c.	The readout of the meter shall be made by the employees authorized on behalf of the Landlord or by computerized electronic means and this shall serve as absolute testimony with respect to the quantity of electricity that was consumed.

d.	In the event the meter did not operate in good working order for a certain period, or it did not work at all, due to a malfunction or for any other reason, or in the event that the Tenant consumed electricity in the Leased Property not through the meter or in a manner that is not agreed according to the agreement and this appendix, a calculation shall be made by the Landlord of the consumption quantity in this time frame mentioned by way of an assessment, according to the rate of consumption in prior periods, and in the event that this is not possible, an assessment shall be made by way of comparing the consumption in similar businesses in the building.

e.	In the event that the Tenant shall dispute the Landlord’s assessments as set forth above, the engineer shall determine this matter, and his decision shall be final and binding.

f.	In any other case, in which the Tenant shall dispute the quantity of the electricity consumption in the Leased Property, the claim shall be checked by the authorized employees on behalf of the Landlord, and if it shall be found in this examination that there was an inaccuracy in the calculation, for a reason that is not dependent on the Tenant, the calculation shall be amended, and the Tenant shall be accredited or charged respectively, in the account afterwards, in the sum that is due from amending the error.

g.	In any event of an examination that shall be made according to the Tenant’s request as mentioned above, in which it shall be found that there is no basis to the Tenant’s claims, and that all the equipment that shall be installed by the Landlord is in good working order, the Tenant shall be required to bear the costs of the inspection, in the sum that shall be determined from time to time by the Landlord.

13.	Cessation of the Electricity Services within the Lease Period

a.	In the event of a material breach of the agreement, and especially if the Tenant has not paid the rent due from him, the Landlord is entitled to disconnect the electricity supply to the Tenant and this is after giving a written warning.

b.	In the event of the cessation of electricity as mentioned, all the costs the damage, and the losses for such cessation shall be under the Tenant’s responsibility alone.

14.	Cessation of the Supply of Electricity Services at the End of the Lease Period

Upon seizing possession in the Leased Property by the Landlord after the Tenant has vacated the Leased Property at the end of the lease period, or following any other event in which the Tenant has vacated the Leased Property, and has ceased to use it, whether according to the agreement or following its breach, the meter connected to the Leased Property shall be read and the readout of it shall be written. This readout shall serve for the final calculation between the parties in respect to the calculation of the payment that is due from the Tenant to the Landlord for the supply of electricity services.

15.	Payment for the Supply of Electricity Services

a.	The payment that the Tenant shall pay to the Landlord for the supply of electricity services shall be in accordance with the tariffs of the Israel Electric Corp. Ltd. for the supply of electricity in the low voltage tariff based on load and time.

b.	The Tenant shall be required to pay to the Landlord the cost price of using the electricity services as set forth above, according to an account that shall be submitted to the Tenant once per month.

c.	The payment for the supply of electricity shall be collected together with the rent and/or the service fees and in a manner in which the service fees and/or the rent is collected, or in payment that shall be made directly to the Landlord’s and/or the management company’s account, as shall be given from time to time on the bills for payment, at the time that shall be delivered by the Landlord, all in accordance with the instructions that the Landlord shall give in accordance with its discretion. The provisions of section 7.3 of the agreement shall also apply with respect to the payment for the supply of electricity.

d.	The bank guarantee and any other security that the Tenant has deposited with the Landlord and/or the management company at the time of signing this agreement, shall serve as a security for the payment of the sum due to the Landlord from the Tenant, for the supply of electricity services for the duration of the current charge period, and a security for the Tenant’s liability to safeguard the electricity equipment that was supplied by the Landlord, and the Landlord shall be entitled, according to its choice, to use the guarantee and/or part of it and/or the additional security for covering any sum that shall be due to it from the Tenant, for using the electricity services. If the Landlord has used the guarantee, all or in part, the Tenant shall be required, immediately upon being required to do so, to renew and/or fill in what is missing in the guarantee. Giving the guarantee as mentioned shall not harm any other right of the Landlord, in accordance with any law and according to the contract and this appendix.

16.	All the installations, the equipment, the systems etc… connected to the supply of electricity services to the building in general and specifically to the Leased Property that was leased to the Tenant, shall be planned according to the best discretion of skilled professionals in this field, on behalf of the Landlord, and in the nature, quality, quantity, size, and type etc… as shall be determined by those professionals.

Appendix “H”

Guarantee

We the undersigned:

1.                      identity certificate no.              of                  St.

2.                      identity certificate no.              of                  St.

Jointly and separately, personally and irrevocable guarantee the full and accurate performance of all the Tenant’s undertakings according to the agreement above (hereinafter the “Contract”) towards the Landlord and towards the management company.

This guarantee shall also apply to any change, amendment, addition, appendix, consent and waiver of any of the Tenant’s undertakings, including transferring obligations and rights, on which it shall be agreed between the Tenant and the Landlord and/or the management company, without any of them having any obligation to notify us of this in advance or receive our consent for this.

We hereby waive towards the Landlord and/or the management company as defined in this agreement any requirement by virtue of the law to approach the Tenant as defined in this agreement before the Landlord and/or the management company turns to us for exercising this guarantee of ours. Any request to the Tenant shall be considered automatically as a request to us for the provisions of any law and we undertake to indemnify the Landlord and/or the management company for any of the Tenant’s undertakings as mentioned in this agreement, including payment of compensation and damages, as if we are directly responsible towards the Landlord.

For the sake of avoiding doubt: This guarantee of ours shall remain valid up to the end of 180 days after the lease period according to the agreement, including the extended lease period, and it shall remain in full force regarding all the Tenant’s undertakings according to the contract also if the Landlord and/or the management company shall choose to act personally act against part of the guarantors together with any of us and/or in the event that the Landlord and/or the management company shall settle with the Tenant and/or with any of the guarantors personally and/or in the event that the Tenant and/or any of the guarantors shall be exempt from any undertaking towards the Landlord.

We are aware that giving the guarantee by us is a prerequisite to the Landlord’s consent to enter into the lease agreement above.

For the sake of avoiding doubt: by signing this guarantee we expressly subjugate ourselves also to the jurisdiction clause included in this agreement.

And in witness whereof we have signed –

I the undersigned, Adv. of St. I, confirm that (identity certificate no. ) and

(identity certificate number ) appeared before me and signed on the this guarantee after it was explained to him/them all of its terms and possibility consequences.

And in witness whereof the parties have signed:

Adv.

Appendix “I”

Technical specification – building 11 in the Scientific Park (Stage B – Core D)

1.	Definitions

The company	The lessor in the contract to which this specification is an appendix

Tenant/ lessee	The final user of the leased premises – the lessee itself or its replacements

The leased premises	Within the meaning of the contract to which this specification is an appendix

Unit/ apartment	An independent unit of area equal to the leased premises or part thereof (in the event of the lessee dividing the leased premises into sub units)

Sub-contractors	Contractors employed by the prime contractor, or by the company or on their behalf for execution of the work, including the work of internal division of the apartments

The architect	The building architect employed by the company

The interior designer	The designer of the internal division, employed by the tenant

Consultants	Consultants in the fields of electricity, air conditioning, plumbing, etc., employed by the parties, and who will design the systems in the areas of the tenant

The work areas	The area of the office floors of the leased premises intended as a net working area, as opposed to the areas of toilets, corridors, etc.

Public areas	Areas of the building outside the leased premises used by all tenants of the building

The core area	The core area in the building, including the major functions – elevators lobby, elevators, staircases, system shafts, floor protected space, floor toilets, and including the walls that enclose the core

Materials indicated by a commercial name may be replaced by the company by others that are equivalent.

2.	The building specifications comprise the following parts:

2.1	Specification of public areas and installations – attachment A.

2.2	Specification for unfinished areas of tenants (blank specification – envelope), for offices, and store rooms – attachment B.

2.3	Cancelled – attachment C.

2.4	Specification for tenants who carry out the work accordingly – attachment D.

2.5	Collection of directions for design, additions, and changes by tenants – attachment E.

For details regarding the applicability of each of the specifications, see the contract to which this specification is an appendix.

Attachment A

Specification of public areas and installations

1.	Description of the building

1.1	Description of the building

1.1.1	Two basements for parking, building services, and store rooms. The parking floors are -1 and -2.

1.1.2	Ground floor – entrance lobby, commercial areas, offices, and technical areas.

1.1.3	Six office floors

Partial roof floors + technical areas. (Some of the technical floors may be converted into office floors, at the sole decision of the company.)

2.	Technical description

2.1	Foundations

2.1.1	The foundations, concrete piles.

2.2	Frame

2.2.1	The building comprises a concrete frame, part of which is prefabricated and part cast on site.

2.2.2	Permitted loads

Permanent load: 100 kg/m2 for partition walls, systems, acoustic ceilings. (Construction of plasterboard partitions only shall be permitted.)

Working load: 300 kg/m2.

2.3	Areas for traffic and parking in the basements

2.3.1	The parking shall be covered.

2.3.2	Walls – concrete finish, painting with synthetic whitewash and/or acrylic paint.

2.3.3	Ceilings – concrete finish, painting with synthetic whitewash.

2.3.4	Floor – smoothed concrete.

2.3.5	Columns – concrete finish, painting with synthetic whitewash and/or acrylic paint.

2.3.6	Lighting – fluorescent light fittings with the addition of minimum background lighting that cannot be switched off. Emergency lighting in accordance with the requirements of the Fire Service. Closed light fittings.

2.3.7	Ventilation and release of smoke – forced draught in accordance with the requirements of the authorities, controlled by CO detectors and a fire detection system.

2.3.8	Sprinklers system – in accordance with the requirements of the authorities.

2.3.9	PA system, fire detectors – in accordance with the requirements of the authorities. If a PA system is installed it shall be adapted to supply background music.

2.3.10	The parking areas shall have a gate to close them when inactive.

2.3.11	Parking installations – barrier beams at entry and exit to the parking areas, preparation for a computer, automatic cash desks.

2.3.12	Traffic systems – marking of parking places and location indicators throughout the parking areas.

2.3.13	The parking areas shall include technical rooms including transformer and electricity rooms, machinery rooms, water tanks, etc.

2.3.14	The emergency tank and the accompanying systems shall supply backup for additional buildings in the region, as determined by the company.

2.4	Garbage room

2.4.1	Walls – partial ceramic cladding. Above the tiles, plaster and painting with Supercryl.

2.4.2	Floor – smoothed concrete with a slope towards a drainage channel.

2.4.3	Ceiling – concrete, synthetic whitewash.

2.4.4	Water point for washing with trough for drainage.

2.4.5	Garbage container or compacter, in accordance with the requirements of the Municipality, including tracks in the floor.

2.4.6	Electricity systems, sprinklers, fire detection systems in accordance with the requirements of the authorities and the needs of the equipment in the room.

2.4.7	Gate that rises or rolls at the entrance and a side entry door.

2.5	Generator

An emergency generator shall be installed in the building, of a size as determined by the electrical consultant. The generator shall supply the loads of all the public emergency systems only. If required, the option exists to purchase an additional generator for tenants and some of the tenants shall be permitted to lease part of the generator in order to provide backup for systems in their area.

For the aforesaid the tenants shall be required to pay the proportional part in the cost of purchasing the generator in accordance with their proportional part in the size of the backup allocated to them, including the proportional part in the electrical infrastructures and the accompanying work. The cost of installation of the electrical system, from the generator distribution board located in the generator room up to the interior of the property, including that required in the electricity boards of the tenants and inside the office areas shall apply to the tenants.

The decision regarding which of the tenants may exercise this option shall lie with the company only, and, subject to the surplus generator capacity and, without limitation to the aforesaid, subject to the receipt of approval from the lessor (including regarding the location), the lessee shall be entitled to install a generator for its use on the roof of the building. The aforesaid shall be done in accordance with the provisions of section 12 of the leasing agreement, at the full expense and responsibility of the lessee.

2.6	Generator room

2.6.1	Walls – smooth concrete painted with Syntosid.

2.6.2	Floor – smoothed concrete.

2.6.3	Ceiling – concrete.

2.6.4	Fuel tank with overflow container.

2.6.5	Auxiliary systems in accordance with the requirements of the authorities.

2.7	Lobby in the parking floors

2.7.1	Floor – granite porcelain floor tiling.

2.7.2	Walls – granite porcelain integrated with plaster in accordance with the architect’s design.

2.7.3	Recessed ceiling – in accordance with the architect’s design.

2.8	Store rooms

2.8.1	Cancelled.

2.8.2	Floor – smoothed concrete and/or granite porcelain.

2.8.3	Walls – concrete blocks with plaster and synthetic whitewash.

2.8.4	Ceiling – concrete.

2.8.5	Lighting – fluorescent light fittings and/or any other light fittings as approved by the architect and the electrical consultant. One light fitting for each store room, or in accordance with the design of the electricity consultant.

2.8.6	Each store room unit shall have a fire resistant or regular entrance door, or a louvered door, in accordance with the requirements of the fire service.

2.8.7	Sprinklers system in accordance with the standard.

2.8.8	Ventilation/ removal of smoke in accordance with the instructions of the fire service.

2.9	Main entrance lobby

2.9.1	The lobby is designed at a high standard in accordance with the architect’s design plan.

2.9.2	Floor – granite porcelain.

2.9.3	Walls – combination of stone and/or granite porcelain, glass panels and decorative plaster, in accordance with the architect’s design.

2.9.4	A reception and information desk shall be installed in the lobby, that shall include a panel for the building systems, that shall contain the various displays and warnings.

2.9.5	Air conditioning – the lobby shall be air conditioned.

2.9.6	A board shall be erected in the lobby containing the names of the tenants, designed by a graphic artist.

2.9.7	Ceiling – plasterboard ceiling and a recessed ceiling incorporating light fittings and the required emergency systems.

2.10	Floor lobby

2.10.1	Floor – combination of granite porcelain and steel bridges with wooden deck flooring. The walls of the lobby shall be clad in glass panels combined with decorative plaster, all in accordance with the architect’s design.

2.10.2	Air conditioning – the lobby shall be air conditioned.

2.10.3	The doors of the floor lobby shall be made in accordance with the requirements of the fire service for separation of fire or smoke from the rest of the floor. These separation doors are of a type approved by the fire service and may not be designed by the tenant. Water screens may be fitted above the aforesaid doors, that the tenant may remove.

2.10.4	An atrium open to the entire height of the building, as well as steel bridges connecting the wings of the building.

2.11	Corridors/ passages in the public areas

2.11.1	Floor – granite porcelain floor tiling. Panels of the type of the floor tiling material.

2.11.2	Ceiling – recessed as determined by the architect.

2.11.3	Walls – painted with Supercryl, the shade as chosen by the architect.

2.11.4	Lighting – fluorescent light fittings/ PL or other as determined by the architect and the electricity consultant.

2.11.5	Fire detector and PA system – in accordance with the instructions of the fire service.

2.11.6	Hydrants – in accordance with the requirements of the fire service. Every hydrant position shall contain all the required equipment.

2.11.7	Floor cabinets – made of sheet steel.

2.12	Floor protected spaces

2.12.1	Floor – granite porcelain.

2.12.2	Walls – finished in acrylic paint.

2.12.3	Light reflecting signs – in accordance with the requirements of CD.

2.12.4	Frames – in accordance with the requirements of CD.

2.12.5	Filtering systems – in accordance with the requirements of CD.

2.12.6	Detection and fire-fighting systems – in accordance with the requirements of the standard.

2.13	External walls

The external envelope shall be designed by the architect. The finish materials are:

2.13.1	Prefabricated walls with stone cladding and aluminum windows. Concrete elements covered in aluminum sheet and aluminum curtain walls with windows.

2.13.2	In the prefabricated walls the windows shall have an opening mechanism of the drei-kip type. In the curtain walls the windows shall open outwards to the kip position.

2.13.3	The windows shall have double glazing.

On every floor emergency exit windows shall be installed, as determined by the fire service, that shall be used by all tenants of the floor. These windows shall normally be locked. A key for the windows shall be provided.

2.14	Staircases

2.14.1	Stairs and landings – terrazzo as determined by the company.

2.14.2	Walls – bagger plaster and synthetic whitewash.

2.14.3	Ceilings – bagger plaster and synthetic whitewash.

2.14.4	Railing or hand rail – made of iron, in accordance with the architect’s design.

2.14.5	Doors – fire resistant or in accordance with IS 1212 and in accordance with the requirements of the fire service.

2.15	Areas on the roof

2.15.1	The roof of the building is sealed in accordance with the requirements of the sealing consultant.

2.15.2	Thermal insulation – thermal insulation shall be done using expanded polystyrene panels of thickness of 3 cm, such as Rondoplast.

2.15.3	The areas of the machinery rooms, the equipment bases, and various systems.

2.16	Balconies in the areas of the tenants

Steel balconies including steel flooring.

3.	General systems

3.1	There shall pass through the office areas piping systems and channels for central supplies and/or supplies to various tenants on the floor, such as vertical and horizontal pipes for rain water, air conditioner drainage, horizontal channels for fresh air and the removal of smoke, ventilation of toilets, etc. The tenant does not have the right to change, move, connect or damage systems, either in the public areas or within the area of the office without approval from the company.

Air conditioning system – There are no concealment areas on the floors. For service rooms, there is the option of locating the condenser on the roof of the building (subject to consideration of acoustics, weight, sealing, etc.).

The air conditioning for the office floors shall be designed for the following conditions:

3.1.1	Summer temperature – Outside: dry bulb temperature of 100 F, wet bulb temperature of 77 F. Inside: dry bulb temperature of 74 F, without humidity control.

Winter temperature – Outside: dry bulb temperature of 40 F. inside: dry bulb temperature of 72 F, without humidity control.

Design loads – lighting: 20 W, instruments: 30 W.

The cooling output in the tenant’s area shall be designed for a cooling capacity of 1 ton of cooling for every 20 m2 net area of offices.

3.1.2	The air conditioning installation shall be based on water cooling units, with air condensation, that shall be installed on the roof of the building and shall supply cold water on every floor in a central point. The tenant shall complete the water piping supply system and the coil fan units, that shall be connected to the central cooling system.

Heating shall be done using electrical heating elements in the units. The cooling units shall operate during regular working hours to be defined by the management company and as required, even 7/24 if there is a requirement for this. (The tenant shall be charged in accordance with a reading of the energy meter that shall calculate the cost of production and distribution of the energy in accordance with the actual consumption during the aforesaid times.)

Every lessee shall install, as part of the modification work, an energy meter of a type approved by the company and shall connect it to the control and metering system, that shall measure the energy consumed by the tenant, and charge him accordingly.

3.1.3	A cooling tower shall be installed on the roof that shall operate 7/24 and supply cooled water to all the floors, especially the ground floor. Tenants who wish to do so may connect to it the servers rooms systems, the commercial area, if any, on the ground floor. The tenant/ the contractor for the construction work in the leased premises shall supply in the rooms units of the water source type. The water tower is backed up by a generator.

Air conditioning shall be supplied to the tenants 24 hours a day, as set forth in section 3.1.3, by means of the water tower, using central water piping on the floor. The tenant shall connect to this piping, piping to supply his units. All the costs of operation of the system shall be divided between the tenants in accordance with a specified key and in accordance with their proportional part in the connection to the system.

3.1.4	Filtered and conditioned fresh air shall be supplied to the leased premises by means of main units located on the roof of the building, and main steel sheet channels in shafts. The tenant shall be responsible for completion of the steel sheet channels from the main exit point on the floor and inside the leased premises.

3.1.5	At the core and envelope stage all the major systems shall be executed inside the building, including main piping and fresh air channels, up to a number of points on each floor. Inside the unit and/or from the end point made in the public framework, the systems shall be made by the tenant and in accordance with his design.

3.1.6	Preparation shall be made for drainage of air conditioners by means of vertical receptors in a number of places that are accessible. These receptors shall be intended for drainage of the air conditioners only and may not be used for other purposes.

3.1.7	Preparation shall be made for air conditioning of the floor protected spaces using sleeves for the piping and drainage. The opening and sealing of the sleeves shall be done in accordance with the instructions of the Home Command. The passage of this or other piping (beyond that connected with air conditioning) by the tenants as part of the modification work, is at the responsibility of the tenants.

3.1.8	The air conditioning control system shall be located in a place as determined by the company.

3.1.9	Parking areas – ventilation of the parking areas by means of fans, at least 8 air changes, with control by means of a CO monitoring system.

3.1.10	Store rooms, technical rooms – ventilation and smoke extraction in accordance with the requirements of the fire service and the air conditioning consultant of the company.

3.1.11	Major channels in a number of points for ventilation of the toilets shall be designed for at least 12 air changes per hour and in accordance with the requirements of the air conditioning consultant.

3.1.12	Removal of smoke from the floors lobbies in accordance with the instructions of the fire service.

3.1.13	Subject to receipt of approval from the lessor (including regarding location), the lessee shall be entitled to erect on the roof of the building a fresh air purification system, air conditioning systems, fans, and similar equipment for its use. The aforesaid shall be done in accordance with the provisions of section 12 of the leasing agreement, at the full expense and responsibility of the lessee.

3.2	Elevators

3.2.1	In stage A there shall be installed in the building 6 passenger elevators (2 in each core) that serve the parking areas from the ground floor to floor 6 (in each core one of them is a stretcher elevator that also functions as a service elevator as decided by the management company) in coordination with the management company before transition.

3.2.2	Size of the elevators – in each core a 17 passenger elevator (load of 1275 kg) and a 21 passenger stretcher elevator (load of 1600 kg).

3.2.3	The width of regular elevator doors is 110 cm, with central opening. The width of the doors of the stretcher elevator is 130 cm, side opening.

3.2.4	Tower elevator movement speed: 1.6 m/s.

3.2.5	The elevator cars shall be fitted with an intercom system for communication with the reception desk.

3.2.6	The doors of the elevators and of the shaft shall be made of rigid stainless steel.

3.3	Sanitary plumbing and fire-fighting systems

3.3.1	The main water supply piping for the building is galvanized.

3.3.2	A hydrant with the required fittings shall be installed everywhere in the public areas where required by the authorities.

3.3.3	In the entire building there shall be a sprinklers system in accordance with the requirements of the fire service, including pumps and backup of operation during power failures by means of a generator or diesel pumps. Storage tanks of the required volumes required for fire-fighting and drinking water. The sprinklers system inside the office spaces shall be made in accordance with the standard for a space without partitions. Modification to the needs of the lessees shall be done at their expense and at their responsibility.

3.3.4	Air conditioners drainage system near some of the columns of the building in accordance with the design, so that it will be possible to drain the coil fan units in the office areas.

3.3.5	Geberit and/or cast effluents piping.

3.3.6	Rain water and drainage piping as required.

3.3.7	Preparation for piping for the supply of water to the areas of the lessee.

3.3.8	Preparation for a private water meter.

3.4	Electricity

3.4.1	The building shall receive a public connection to high voltage from Israel Electric Corporation.

3.4.2	A private switching and transformation station, including a main electricity board for the project.

3.4.3	Floor distribution boards.

3.4.4	In the public areas there is a full electrical installation including floor electricity boards and light fittings.

3.4.5	The electrical system has been designed for areas of the tenants based on 170 W/m2 leased, net (net per office). This may be enlarged, if possible, for an extra charge.

3.4.6	Generator – see section 2.5 above.

3.5	Smoke and fire detection system

Everywhere that is required by the fire service a fire detection system and an emergency PA system has been installed. These systems shall serve the public areas. In areas inside the leased premises it is required to make emergency systems, that may be connected to the central building systems in order to receive indications.

3.6	Control system

A building control system has been installed that supplies information regarding the various public systems to the central desk and to the office of the building manager.

4.	Development work

All the development work has been carried out in accordance with the requirements of the local authority and as set forth in the plans. The work includes, inter alia, sidewalks, external lighting, gardening, and an irrigation system.

5.	Miscellaneous

Directional signs shall be made in the building, as follows:

5.1	Signs with numbering of the floors in the floor lobby and in the staircase.

5.2	Signs for the names of the tenants on the entrance floor.

5.3	Cancelled.

5.4	Signs for public installations, staircases, technical rooms, electricity, emergency exit directions, exits, etc.

5.5	A sign with the name of the building to be decided by the company.

Attachment B

Specification for the tenants’ area without finish – “blank specification”

This specification is intended to define how areas shall be handed over unfinished to the tenant and/or to define the condition of areas that constitute a basis for modifications to be carried out in accordance with the allocation as set forth in the contract. The areas in question shall be for offices, store rooms, laboratories, or clean rooms. This specification supplements the specification for public areas regarding areas and installations outside the leased premises.

1.	Principles

1.1	Work inside the leased premises shall be done by the tenant, or on account of the allocation available to the tenant as set forth in the contract.

1.2	The company’s work shall include all required to receive Form 4 at the level of the envelope from the authorities, even if these installations do not match the interior design of the tenant.

2.	Specification for the offices

2.1	Office areas

2.1.1	Floor – smoothed concrete, at a level about 1-3 cm lower than the floor of the public corridor.

2.1.2	Ceiling – the frame of the building without treatment (concrete).

2.1.3	Columns – untreated concrete.

2.1.4	Walls – the frame of the building and/or the curtain walls, without interior finish.

2.1.5	External walls – full external envelope without internal finish and without thermal insulation (thermal insulation in accordance with the standard shall be done by the tenant and at its expense as part of the modifications). In places where this is required in accordance with the planning and building regulations, fire/smoke separation shall be installed in the region of the curtain walls.

3.	Air conditioning system

3.1	Connection of cooled and return flow water supply in the areas of the floor core, at the design temperature, and in the quantity as calculated by the air conditioning consultant for all the office areas. Modular exits in a number of points on each floor for connection of the tenants’ areas. The piping shall include valves for disconnection of apartments that will generally be located outside the leased premises, and plugs at the ends of the exits. The piping shall be fully insulated.

3.2	The cooling capacity supplied to the tenant/ the apartment shall be calculated, as set forth above, by the air conditioning consultant of the building, in accordance with the loads customary in an office building (as set forth in the specification for public areas and installations). Additions to this shall incur extra charges.

3.3	The air conditioning consumption consumed by the tenant shall be measured by means of an energy measurement system, that shall be used to charge the tenant. The decision regarding a different tariff in respect of consumption outside the working hours specified by the company shall lie with the management company and the company.

3.4	Reinforcement of the air conditioning for areas having special load characteristics, if possible, shall be done for additional payment and in accordance with agreement by the company. The same shall apply for the supply of air conditioning 24 hours a day to special rooms (see that set forth in attachment A).

3.5	A fresh air channel, that supplies air up to one point in the leased premises/floor and without exits to branches.

3.6	Preparations for drainage of air conditioners by means of vertical receptors in a number of places, permitting connection of the air conditioners to them. These receptors are intended for air conditioning only, and may not be used for connection to sanitary fixtures and/or kitchens and/or others.

4.	Plumbing system

4.1	All the vertical systems of the building, including the receptors for sewage and effluents, rain water pipes, drainage of air conditioners, fire-fighting piping, sprinklers system.

4.2	Hydrants, in accordance with the requirements of the fire service. Fire-fighting piping up to the hydrants in accordance with the design of the building, and in coordination with other peripheral systems.

4.3	Preparation of receptors for the entire height of the building for toilets in a number of points in each floor.

5.	Electricity system

5.1	Piping or channels for the supply of electricity, telephony/cables on the floor from the floor alcoves generally located in the public areas, via the floor public areas up to one point at the entrance to the leased premises.

5.2	Fire detection system in the public areas including connection of the leased premises to the area in the envelope state.

5.3	Preparation for cables or an antenna up to the floor.

6.	Work in the public areas, when the leased premises includes core areas

If the leased premises includes core areas (floor lobby, floor protected space, corridors) in accordance with the building design, the work shall be done in the following areas:

6.1	Floor lobby

6.1.1	Full execution of the work planned in the floor lobby in accordance with the specification for public areas.

6.1.2	The doors of the floor lobby shall be made as fire or smoke doors for separation from the other parts of the building, or aluminum doors combined with a fire screen. These separation doors shall be of a type approved by the fire service and may not be designed by the tenant.

6.2	Corridors – passages

In accordance with the specification for public areas.

6.3	Floor protected space

There shall be carried out in the floor protected space the work required by the Home Command. The finish shall be in accordance with that set forth in the specification for public areas.

7.	Store rooms

In accordance with the specification for public areas.

8.	Miscellaneous

Covering of sprinklers in the entire area of the tenant in accordance with open space. The tenant is required to carry out the modifications to the false ceilings and/or relocation of major piping of one kind or another in accordance with his interior design.

As part of the work of the envelope and the public areas in the building, preparations and end points have been made in a number of points on each floor (including fresh air channels, smoke dispersion channels, air conditioning piping, electricity channels, etc.) for future connection of tenants to the technical systems mentioned. Every lessee shall ensure design and execution of the connection of the systems in his area to the aforesaid end points. In places specified by the relevant designers of the company, as part of execution of the connection by the tenant to the end points of the systems mentioned, the tenant shall make splitting that will permit future connection by an additional lessee.

The lessee shall ensure installation of various kinds of meters intended for measurement of the lessee’s consumption (water, electricity, energy). All the meters shall be in accordance with the types customary in the building.

Around the floor there are shafts designed for the passage of systems of the lessors to the entire height of the building (subject to the existing limitations, including a change of route on the upper story of the building). At the stage of execution of the envelope work these shafts shall be closed by means of fire partitions. Some of the lessors shall be permitted to make use of some of these shafts if available, only after coordination in advance and receipt of approval in writing from the lessor. If the lessee receives approval for the passage of systems in the shaft, on completion of passage of the systems the lessee shall ensure closing in accordance with the safety requirements, so that there will be fire separation between the area of the shaft and its systems and the area of the floor.

Attachment C – Cancelled

Attachment D

Specification for tenants who make modifications

1.	General

1.1	The company shall construct the building as a core and envelope in accordance with attachments A and B.

1.2	The work of internal partitioning as set forth below shall be done by the tenant.

2.	Finish

See the specification for areas of tenants without finish (blank specification), for offices, parking areas, store rooms (attachment B).

3.	Internal partitioning work

3.1	The internal partitioning work shall be done by and at the expense of the lessee and shall include all the work within the areas of the tenant, except for the work as set forth in the specification for areas of tenants without finish (attachment B).

4.	Design

4.1	The design of the building including its major systems shall be done by the company.

4.2	The planning of the internal partitioning work shall be done by the tenant, by means of the interior designer and the tenant’s consultants. The tenant shall make the payments to the interior designer and to the consultants, including to his project manager/ inspector.

4.3	The tenant shall bear the costs of design and execution of conversion of the systems of the building to the tenant’s interior design, except for those requirements specified in the contract and its appendices.

The tenant shall furnish the company with the architect’s plans and the systems plans for the purpose of their approval by representatives of the building. The representative of the building shall examine the plans regarding their suitability for the building and its systems. The lessee’s plans shall be examined by the company’s designers within 14 working days. The tenant shall coordinate the design and the systems for the working areas to the building permit, the requirements of the law, and the requirements of the company’s consultants.

4.4	The company shall supply to the tenant plans and diskettes (in DWG format) of the leased premises including the systems, within 14 days of the date of signing the contract.

4.5	The tenant must hire the services of the company’s safety consultant who shall approve the tenant’s plans as one of the conditions for commencement of execution of the modifications.

5.	Execution of the work

5.1	The tenant shall be responsible for execution of the work of internal partitioning of the work areas including in connection with regulations and laws of work safety and hygiene.

5.2	The company has invested considerable thought and resources in the planning and execution of the building. In order to preserve the building and reduce possible points of failure, the tenant is obligated to exercise the work in general and the air conditioning, plumbing, and sprinklers systems by means of experienced contractors who have been approved in advance and in writing by the company. However, it should be emphasized that sole responsibility in connection with execution of the work lies with the tenant.

5.3	Regarding execution of the work, the tenant’s contractors shall observe the safety instructions of the company’s site manager, who shall be entitled to evict from the site contractors that do not observe the safety instructions.

6.	Building services

The company shall supply to the tenant, for the purpose of execution of the work of internal partitioning, building services that include, inter alia, the following:

6.1	Enforcement of the safety instructions on the site before receipt of Form 4 for the building shall be done by the company, including training of the sub-contractors regarding the safety instructions. The workers of the tenant’s contractors shall be obligated to observe the instructions of the site manager.

6.2	Before receipt of Form 4 for the building the site manager shall maintain the site during the entire period of execution of the work of finish in the tenant’s areas.

6.3	Before receipt of Form 4 for the building – prevention of accumulation of garbage on the site, maintenance of cleanliness of the site, collection of waste materials on the site, and its disposal to a site approved by the authorities, including waste materials of the tenant’s contractors. It is clarified that within the working areas the tenant shall be responsible for cleanliness and removal of waste materials to the waste materials dump of the site.

After receipt of Form 4 for the building the tenant shall be responsible for removal of the waste materials resulting from its work to a disposal site approved by the authorities. The company shall help the tenant to find a reasonable place to set up a container for removal of waste materials for use during execution of the construction work.

6.4	The possibility exists of use of water, and temporary electricity for lighting and tools in the areas of the leased premises, for the period of execution of the work, against payment. The tariff is for Ziona Water and Israel Electric Corporation, low voltage.

6.5	Giving height points and axes required for the work of the tenant’s contractors and that resulting from the system of axes and heights of every building.

6.6	Coordination of areas for loading, unloading, and storage of materials of the various contractors, with the site manager.

6.7	The lessee shall ensure the installation of various kinds of meters intended for measurement of the lessee’s consultant (water, electricity, energy). All the meters shall be in accordance with the types customary in the building.

Attachment E

Collection of instructions for design, additions, and changes of tenants

In order to permit proper execution of the tenants’ plans in the office building, please note the following instructions:

In this document:

Tenant/ lessee:	The final user of any unit whatsoever in the building

The building architect:	The architect who designs the building on behalf of the company

The designer/ interior designer:	The tenant’s architect

The project manager:	The lessor’s project manager/ inspector

Consultants:	Consultants for the systems who design the systems in the area of the tenant and for him

1.	Definitions

The definitions appear under the heading: “Technical specification for building 11”.

2.	Responsibility for the interior design

2.1	The tenant is responsible for the interior design of the unit, including the architectural design, the design of the systems within the unit, coordination of the design, its suitability for the building as actually constructed up to the date of the design, its matching with the plans of the building regarding work not yet carried out, and compliance by the design with the requirements of the law.

(Inter alia it should be noted that the tenant by means of its consultants shall consider the location of the electricity cabinets in the light of the new law for non ionic radiation, in connection with their location near areas in which workers are continuously present, etc. in accordance with the new instructions.)

2.2	The tenant shall make a complete and coordinated design of the internal work in his unit and shall furnish this to the company’s project manager, where they are marked “For execution”, including all that required for execution of the internal work inside the unit.

2.3	All the plans shall be furnished at one time as specified in advance and shall include at least the following elements:

2.3.1	Partitioning plans.

2.3.2	Ceilings plans.

2.3.3	Electricity plans: lighting, power, low voltage, telephones, terminals, electricity boards.

2.3.4	Air conditioning plans.

2.3.5	Plans for plumbing and sprinklers.

2.3.6	List of carpentry, iron, and aluminum work, giving details.

2.3.7	Plan for finish, details of the building, and painting schematic.

2.3.8	Selection and characterization of all the fighting (handles, light fittings, cladding, etc.) including the name of the supplier, the color of the accessory, the Cat. No. of the accessory, color, etc.

2.3.9	Super position plan for the entire system.

2.3.10	Safety program.

2.4	The company shall not be responsible for the interior design of the tenant, including the design of the systems inside the unit, whether made by the building’s consultants, or by other consultants, and including coordination of the design and the degree of its suitability for the building.

2.5	The interior designer shall visit the building and examine the situation existing in it, and not make do with design details given to him only.

2.6	Systems consultants

2.6.1	The company has signed agreements with consultants for electricity and air conditioning systems and safety, and has finalized with them the fees for execution of modification of the design of the aforesaid systems to match the interior design of the tenants, if the tenants should wish to make use of their services. The tenant is invited to use these services for the agreed fees, but he is entitled to use other designers, except for the safety consultant of the company, with whom the tenant must sign an agreement.

2.6.2	It is agreed that the systems consultants, if employed by the tenant, and whether or not their fees are paid by the company or by the tenant himself, serve for the purpose of the services given to the tenant as agents of the company, and there shall be no obligation in connection with their work in execution of the design of the internal partitioning of the tenant.

If the tenant should wish to employ the services of other consultants, he must submit the systems plans for approval by the building consultants. The cost of examination of the plans shall be borne by the tenant.

2.6.3	–

2.6.4	The names of the building consultants and details of the fees agreed with them, may be received from the company’s project manager.

3.	Specification for preparation of the design documents

3.1	Size of the documents (plans)

3.1.1	All the documents shall be of uniform size to be specified by the designer.

3.1.2	If not specified otherwise the drawings sheets shall be of size 70x100 cm, including the title strip.

3.1.3	Details and lists may be in format A3 or A4. Specifications, bills of quantities, and the other written documents shall be on A4 sheets.

3.2	The plan sign – This shall be of similar design to the sign in use by the building architect. The sign shall be on the lower right hand side of the sheet and shall include at least the following data:

3.2.1	The name of the owner of the unit.

3.2.2	The level of the story in the building.

3.2.3	The name of the plan.

3.2.4	The date of preparation of the plan.

3.2.5	The number of the plan.

3.2.6	The last change shall indicate within a triangle of size of 30 mm, at least the changes made in the plan.

3.2.7	A record of the sending of the plan: Date, name of the recipients, number of copies.

3.3	Indication of cross sections and details. Each detail/ cross section shall be marked so that under the number of the detail/ cross section there will appear the number of the sheet in which this detail appears. If the detail/ cross section appears in the same sheet there is no need for this marking.

3.4	Numbering of sheets – Do not include the work number in the designer’s office in the plan number. This number may appear in a separate place so as not to mislead.

3.5	Marking the openings and details of the metal work shall be done as follows:

3.5.1	A – aluminum.

3.5.2	C – building carpentry.

3.5.3	F – expected furniture carpentry.

3.5.4	M – metal work.

3.6	The lists of the items shall be prepared in such a way that each type of items shall appear on a separate document/sheet. Mixed items such as wooden doors with sheet steel frames will be given double marking and will appear in both lists.

3.7	The designer shall include all the details required for execution of the work without the need for supplementary design, except for trades in which the contractor generally makes shop drawings. These details shall include, inter alia:

3.7.1	Projections of claddings (floor, walls, ceilings).

3.7.2	Indicating the Cat. No. If the design requires demolition or removal of existing parts of the building the designer must clearly indicate the parts intended for removal/ demolition, including the region of the removal/ demolition.

4.	Stages of the interior design of the tenants’ units

4.1	The interior designer of the tenant shall receive from the project manager architectural plans and systems of the floors of the unit. The architectural plans shall include a disc or the option of receiving the files via the Internet, as well as the relevant cross sections.

4.2	The tenant’s plans shall be processed in the computer and sent as DWG files.

4.3	Preservation of essential systems – the tenant’s designer/ architect shall not be entitled to cancel, change, or add:

4.3.1	To the frame of the building or any element that may influence the stability of the building.

4.3.2	Changes to the frontages of the building.

4.3.3	A change that obligates a building permit or a change to an existing building permit. (In this matter it should be noted that the toilets systems are part of the building permit data.)

4.3.4	A change that obligates the execution of any work whatsoever outside the unit. It is emphasized that the designer of the unit is not entitled to design and/or change anything outside the bounds of the unit. In this context it should be noted that the sewage and effluents piping of the floor toilets are located in the ceiling of the toilets of the story beneath them.

4.3.5	To the vertical plumbing systems that serve more than the area of the unit.

4.3.6	Closing or narrowing or changing the length of the emergency exit passages planned in the unit and in its surroundings.

4.3.7	Elements of safety systems, such as hydrants, entry doors used as smoke doors, sprinklers, etc., except in coordination with and with the express agreement in advance of the safety consultant of the building and of the project manager.

4.3.8	Major systems inside the story, such as main air conditioning piping (as opposed to branching), main ventilation and fresh air channels, the location of the floor toilets, except with the approval of the project manager in writing.

4.3.9	To change the floor lobby, including its design, and the floor protected space.

4.3.10	Installation of obstacles for escaping by means of doors or changes to the planned/existing door fittings.

4.3.11	Preparations for the passage of piping and drainage in the floor protected space.

4.3.12	The lessee may install, at his expense, sun shades on the curtain walls only in accordance with approved models and colors.

4.4	It is absolutely forbidden to carry out any stone breaking whatsoever in the story and/or in the unit without express approval in writing from the constructional engineer and/or the project manager.

4.5	Compactus units – The floors of the building are not designed for Compactus units loads. In the event of a demand for Compactus units, the subject shall be checked with the constructional engineer who shall give a reply in writing.

4.6	To ensure that the lessee will not use electricity in excess of the size of the electrical connection allocated, the lessee shall install in the leased premises a semi automatic circuit breaker having a nominal value of the size of the connection. The lessee shall not be entitled to change and/or replace the circuit breaker, other than by means of the management company.

4.7	As part of the work of the envelope and the public areas in the building, there have been made in a number of places on each floor preparations and end points (including fresh air channels, smoke removal channels, air conditioning piping, electrical ducts, low voltage ducts, etc.) for future connection of tenants to the technical systems mentioned. In places to be specified the relevant designers of the company, as part of execution of the connection by the tenant to the end points of the systems mentioned, the tenant shall be obligated to design and execute splitting that shall permit future connection by an additional lessee.

4.8	Initial design

4.8.1	The tenant’s architect shall prepare a plan of the proposed partitioning and shall carry out initial coordination with the consultants.

4.8.2	The tenant’s architect shall be responsible for receiving approval for the initial design from the building architect, in writing; and if requested by the project manager, from the safety consultant and any other relevant consultant. These approvals are intended only to ensure that the design will not affect the building and its safety arrangements. The approvals are for continuation of the design only.

4.8.3	The tenant’s architect is responsible for obtaining approval from the fire service or the safety consultant of the building before preparing the detailed design. The tenant’s architect is responsible for receiving the approval.

4.9	Approval of design for execution

4.9.1	If the company gives approval to the tenant to use consultants other than those of the company, the tenant and/or his representative must receive approval, by means of the project manager, from the consultants of the building for the design of his systems by his consultants. For this purpose he shall present if required plans/ calculations, etc.

4.9.2	The working plans require approval from the architect of the building and other consultants of the building (if the design of the systems has not been done by the consultants of the building).

4.10	Estimate of the cost for a tenant who wishes to receive a full specification (when the modifications are done by the company)

4.10.1	On completion of the design the tenant shall furnish the entire set of plans, including characterization and selection of materials for execution, to the project manager. (It is likely that the project manager will be that of the contractor carrying out the work.) The project manager will cost the work by means of a number of contractors and will send it to the tenant.

4.10.2	The costs of the work shall be sent to the tenant for approval. This approval shall be given within 7 days of receipt of the costing. After this date the company shall be entitled to regard the lack of response to the price quotation as agreement, and to carry out the work while charging the tenant, or, alternatively, to delay its execution until guarantee of the payment for it. Execution whose cost exceeds that of the allocation to which the tenant is entitled in accordance with the contract (with the deduction of the other accompanying costs included in the allocation, such as consultants, project manager, etc.), are conditional in whole or in part on actual execution of payment of 60% of the difference, within 3 days, from the agreement with the tenant. The remaining 40% shall be paid by the tenant within 7 days of receipt of an approved account.

4.11	Coordination of design of the tenants’ areas

4.11.1	Coordination of design of the work of the internal partitioning shall be done by the tenant’s architect/ representative. The company and/or the project manager shall not be responsible for this coordination.

4.11.2	The tenant’s architect shall coordinate the design of the systems so that all the elements of the systems have been allocated a place, and that there is no conflict between the various systems and the elements of construction and the other elements.

4.12	Supply of the working plans (when the modifications are done by the company)

4.12.1	On completion of the design of the internal partitioning, approval by the tenant of the price for the work, and approval by the consultants of the building for the working plans, the tenant shall furnish the project manager with 3 sets of plans for the internal partitioning and 5 sets of plans for the systems, where they are complete and coordinated, for the purpose of execution of all the work in the unit, including specific indication of the materials chosen by him. If the project manager should request this, discs of the design shall also be furnished.

4.12.2	For the specific materials chosen by the tenant’s architect he shall provide the addresses and phone numbers of the suppliers including precise and specific indication of the material chosen (size, color, series, etc.).

4.12.3	In the absence of marking of the plans as “working plans” the company shall be entitled, but not obligated, to regard them as plans suitable for execution, and execute them.

4.12.4	Regarding compliance with the contractual dates for supplying plans, the plans shall be regarded as having been supplied when the conditions as set forth above have been met, including approval of the estimate, marking the aforesaid plans as set forth in section 2.3 as working plans, and their supply as a full set.

4.12.5	If the tenant’s plans are not received on the date fixed between the company and the tenant, the company shall not hand over the leased premises on the date fixed. The company shall determine and notify the tenant of the new handing over date.

4.12.6	The company shall not be responsible for the dates on which the consultants will carry out their work, even if the tenant uses the consultants of the building.

4.13	Piping outside the unit

The tenant’s designer shall ensure that there will be no need for the passage of piping for sewage, effluents, electricity lines, ventilation channels, etc., outside the area of the unit, except for connection of the unit to the systems of the building via public areas on that floor, in the routes designed for this and in accordance with approval in writing from the customer.

5.	Execution of the work and changes during execution (when the modifications are made by the company)

5.1	Execution of the work in the unit, in whole or in part, is conditional on approval of the price of the work by the tenant, and payment in accordance with section 7.1.

5.2	Before commencement of execution of the internal partitions the tenant’s architect is requested to check and approve the marking within 3 days of being asked to do so. If the architect does not come to execute the check during the time as set forth above, continuation of the work without a check is at the responsibility of the tenant.

5.3	Any change and/or addition to the working plans after being given to the project manager shall be done in writing, with the signature of the tenant’s architect and a stamp of approval for execution (hereinafter: “change order”). The project manager shall issue a change order that describes the change or the addition, and if possible will give for it a financial estimate and an estimate of the time for execution, if the execution is liable to delay the handing over of possession of the unit. The change order shall be carried out only after approval in writing by the tenant or his designer of the change order. However, if execution of the requested change order is essential for continuation of the work, the project manager shall be entitled to execute the change order without waiting for its approval.

5.4	The project manager shall be entitled to refuse to execute a change/ addition that in his opinion will cause a delay to the work will cause, damage to existing work, will require repeat of operations, or whose execution is liable to cause damage to the building or to the work itself. The project manager shall give notice of such refusal to the tenant within a reasonable period of time after receipt of the change order.

6.	Final account (when the modifications are made by the company)

6.1	The account for the work, including additions and changes of the internal work of the tenant (hereinafter: “the final account”) shall be prepared for the items of the finishing work in the unit. The account shall be prepared and furnished to the tenant by the project manager, about two weeks before handing over possession of the unit.

6.2	The items of the finishing work in the unit shall be priced in accordance with the actual cost of the work based on the accounts of the sub-contractors and consultants and/or approved by the project manager and with the addition of all the direct costs incurred by the company in connection with the modifications (such as, but not only, payment for the services of the prime contractor, including crane services, if the prime contractor is not chosen for execution of the modifications, fees and payments to the authorities if required for the receipt of approval for occupation of the leased premises, etc.).

6.3	The cost of the work of the sub-contractors and the suppliers shall be defined as follows:

6.3.1	In all work in which there is an agreement between the company and the sub-contractors/ suppliers, the project manager shall furnish the tenant with the documents of the agreement including, but without limitation to the generality of the aforesaid, bills of quantities and prices, that refer to these contractors and suppliers. The tenant may choose to use these contractors, or to request from the inspector to receive price quotations from two other suppliers/ contractors. The decision regarding which contractors will supply price quotations lies with the lessor only. The price of the contractor carrying out the work shall require approval by the tenant.

6.3.2	For irregular work that do not exist in the agreement with existing sub-contractors but that is included in the field of activity of the sub-contractor/ supplier, or small jobs, its price shall be determined in negotiations with the sub-contractor/ supplier before their execution, but the prices shall require approval by the tenant.

6.3.3	The prices fixed in accordance with sections 6.1 and 6.2 shall require approval by the tenant, but delays that may occur in handing over possession as a result of non approval by the tenant shall be at the responsibility of the tenant.

6.3.4	It is clarified to the tenant that the agreements with the sub-contractors/ suppliers are suitable only for work carried out in the regular activities in the building and in the unit, during their execution in every unit at the same time, without interruptions, and without repeating stages that have already been made.

7.	Payments (when the modifications are made by the company)

7.1	Execution of the internal work is conditional on immediate payment of 60% of the difference between the allocation available to the credit of the tenant in accordance with the contract and the estimate of the costs for all the work. The remaining 40% shall be paid by the tenant within 7 days of receipt of the approved account.

7.2	A condition for handing over possession of the unit is payment of the final account.

7.3	Non execution of payments for additions/ changes is liable to cause halting of the work in the unit (at the company’s discretion).

7.4	The tenant shall make payments to the interior designer and to the consultants in respect of the interior design of his areas, and also to the consultants of the building in respect of checking matching of the existing design of the systems of the building with the requirements of the internal partitioning of the tenant, if the planning work is done by consultants who are not the consultants of the building.

8.	External contractors

8.1	If it is specified in the agreement between the parties that all the work in the unit will be done by the tenant, the following rules shall apply:

8.1.1	The tenant shall himself make an agreement with contractors and suppliers.

8.1.2	The contractors shall be professional and reliable, of top quality, registered with the Registrar of Contractors, and having proved experience in work of the kind that they are expected to carry out for the lessee. The lessee shall be obligated to replace them at the demand of the company, if they do not comply with the aforesaid criteria, at the company’s discretion.

8.1.3	The tenant shall employ a manager who shall coordinate the work on the floor and who shall be available during working hours on the site.

8.1.4	The tenant shall employ a safety supervisor, shall furnish reports, and shall act in accordance with the provisions of the law regarding the work that he is carrying out.

8.1.5	During execution of the work the lessee shall take all the measures required to ensure the safety of the workers and of the public in accordance with the relevant safety regulations and the requirements of the Ministry of Labor and Welfare.

8.1.6	The tenant shall work and store his materials and waste materials only in the area of the unit, unless he has received express permission in writing from the project manager to deviate from this.

8.1.7	Handling of materials and persons shall be done while using the means of handling existing in the building and that were allocated specially for the handling work, and shall be done in coordination with the site manager regarding the times of handling.

8.1.8	The tenant’s contractors shall observe the rules for discipline on the site, especially the safety rules. The site manager shall be entitled to expel from the site a contractor who does not observe the rules. An offence against the safety rules shall lead to immediate expulsion of the deviating worker or contractor.

8.1.9	The contractors shall be obligated to remove the construction waste materials from the unit to a waste materials disposal location in the building, if such a place is designed, in closed sacks and not in bulk. Disposal of waste materials on the site not in accordance with these rules is liable to lead to disqualification of the contractor. After the receipt of Form 4 for the building there will not be a disposal site in the building, and the contractor shall be obligated to remove all the waste materials to a waste materials disposal site approved by the authority outside the site, at its responsibility and expense.

8.1.10	The tenant shall cooperate with the project manager in connection with maintenance of discipline on the site, and shall delay payments to a deviating contractor or shall take other steps of punishment.

8.1.11	After the date of receipt of Form 4 for the building, site services shall not be given, with all that this entails, and the tenant must coordinate execution of his work with the management of the building, including the extent of the services and the payment for them.

8.1.12	The lessee shall furnish the company, prior to connection of the leased premises by the company to the electricity supply, approval from a qualified tester regarding the serviceability of the electrical system in the leased premises, and that there is no danger in its connection to the electrical system and/or to any other source of electricity. Display of the approval constitutes a condition for connection of the leased premises to the electricity supply. Non display of the aforesaid approval and non connection of the leased premises to the electricity system shall not exempt the lessee from any of his obligations in accordance with the contract, including payment of rent and management fees.

9.	Timetable (when the modifications are done by the company)

9.1	At the time of signing the contract a date shall be fixed for furnishing all the plans for execution of the work in the unit. If other dates are not specified in the contract, the working plans shall be supplied 180 days before the date of commencement of the lease/ handing over possession.

9.2	If the tenant delays in furnishing the plans for internal partitioning, or any part thereof, or if the plans are rejected by the project manager as unsuitable for execution:

9.2.1	A delay of 60 days will cause delay in handing over possession of the unit in the amount of the delay (but shall not postpone the date of commencement of the lease).

9.2.2	If the delay exceeds 60 days the project manager shall be entitled to give the tenant an extension in writing, while stipulating conditions regarding payment of the consideration for additional costs and damages for delay caused by the delay, and the date of handing over possession of the unit shall be postponed by the extent of the delay in furnishing the plans, or more, at the discretion of the project manager.

10.	Handing over the unit

10.1	Shortly before completion of the work the project manager shall give notice of the date for holding final inspection of the unit, while giving at least 7 days warning.

10.2	The tenant shall participate in the inspection. If the tenant is absent the inspection shall be held by the project manager alone.

10.3	The list of defects that do not prevent reasonable use shall not constitute grounds for delay in handing over.

10.4	The unit shall be handed over after:

10.4.1	Holding the inspection.

10.4.2	Correction of the material defects. Correction of non material defects that do not prevent reasonable use of the unit shall be done after the handing over.

10.4.3	All the payments due in respect of the unit, including the final account, have been made.

10.4.4	The systems that serve the unit are working (only for units handed over at a full standard of finish).

10.4.5	The other conditions appearing in the leasing agreement.

11.	Annoyances

There should be avoided, as far as possible, the execution of especially noisy work during the daytime. Stone breaking, drilling, shall be done during the late afternoon or during the early morning.

Work in the unit by the tenant is conditional on maintenance of the convenience and welfare of other tenants in the building, including noise annoyances (noisy work shall be done during the night only), avoidance of the use of rock breaking tools or drills that send vibrations throughout the building, the avoidance of the use of any liquid whatsoever, including water, non execution of welding and soldering on the floor, avoidance of damage to piping located under pressure, avoidance of opening valves on the floor.

12.	Safety

The external contractors shall observe the instructions of the safety supervisor on the site, without the right of appeal. The project manager or anyone appointed by him shall be entitled to expel from the site, or prevent entry to it, any contractor or worker of a contractor who deviates from the safety instructions.

13.	Observance of standards and planning and building provisions

The design of the tenant, the choice of the materials, and the method of execution of the work shall match in all respects the provisions of the law and the instructions of the Municipality and of the fire service. The tenant is aware that deviation from these instructions in a single point is liable to cause the building in whole or in part to be disqualified from occupancy and direct and indirect results will be caused to the company because of this disqualification. The tenant hereby gives the company permission to enter the unit at any time in order to correct any deviation from these requirements, with the aim of minimizing damage from deviation.

14.	It is hereby expressly clarified that this document is intended to give practical aid in the description of the work that lessees of areas in the building wish to carry out, and the aforesaid shall not limit the company’s rights in accordance with the provisions of the leasing agreement between the company and the lessees and/or the obligations of the lessees in accordance with the leasing agreement.

בניין 11

13ב
13
13א
15
17
19
9
10
7
12
14
16
18
8
8
20
5
22
3
3
1

נספח ג'

KIRYAT WEIZMANN – SCIENCE PARK
AFRICA ISRAEL INVESTMENTS LTD

1:2500 SITE PLAN תכנית שטח

נספח ג'

אגף קיים
מבואה קומתית
ממ"מ
±0.00
+9.60
2116
725
340
670
725
985
780
670
1290
2483
1966
4289
2620
A
B
C
D
E
F
10
11
12
13

נס 11 גוש D תכנית קומה 2 אפריקה ישראל מן שנער אדריכלים

1:200

קומה 5 – שריון 221215
1:100
446.5 מ"ר
קומה 5
בנין 11
A-14

1 2 3 4
5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26
27 28 29 30

קומה -2